UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2023

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Park Plaza, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PRTK	The Nasdaq Global Market

Item 1.01	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On June 6, 2023, Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Resistance Acquisition, Inc., a Delaware corporation (“Parent”), a subsidiary owned by Gurnet Point Capital, LLC and Resistance Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each

i.

issued and outstanding share (each, a “Share”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (other than (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time or (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be cancelled and retired and automatically converted into the right to receive (x) $2.15, payable to the holder thereof in cash, without interest (the “Cash Consideration”) but subject to reduction for any applicable withholding taxes payable in respect thereof and (y) one contractual contingent value right (a “CVR”) that shall represent the right to receive $0.85 upon the satisfaction of certain conditions described under the “Contingent Value Right Agreement” section below, pursuant to a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) (the Cash Consideration and one CVR, collectively, the “Merger Consideration”);

ii.	stock option granted by the Company to purchase Common Stock (each, a “Company Stock Option”) that is outstanding and unvested immediately prior to the Effective Time will vest in full;

iii.

Company Stock Option that has an exercise price per Share that is less than the Cash Consideration (an “In-the-Money Option”) that is outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive (without interest), (A) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Cash Consideration over the applicable exercise price per Share under such Company Stock Option, and (B) a right to receive with respect to each Share under such In-the-Money Option, a cash payment in the amount of $0.85 (less applicable tax withholdings) subject to and upon satisfaction of the conditions to payment of CVRs set forth in the CVR Agreement (the “CVR Payment”);

iv.

Company Stock Option with an exercise price per share that is greater or equal to the Cash Consideration and less than $3.00 (each, a “CVR In-the-Money Option”) will be cancelled and, in exchange therefor, the holder of such cancelled CVR In-the-Money Option will be entitled to receive (without interest), in respect of the cancellation of such CVR In-the-Money Option, (A) if the conditions to payment of CVRs set forth in the CVR Agreement are satisfied, a right to receive an amount in cash (less applicable tax withholdings) equal to (1) the excess, if any, of (x) the sum of the Cash Consideration plus the CVR Payment over (y) the applicable exercise price per Share under such CVR In-the-Money Option multiplied by (2) the total number of Shares subject to such CVR In-the-Money Option immediately prior to the Effective Time, or (B) if the conditions to payment of CVRs set forth in the CVR Agreement are not satisfied, no consideration;

v.

each Company restricted stock unit (“Company RSU”) and Company performance stock unit (“Company PSU” and, together with the Company RSUs, the “Company Equity Awards”), except as otherwise agreed in a Subscription Agreement (as defined below), that is then outstanding will be cancelled, and the holder of such cancelled Company Equity Award will be entitled, in exchange therefor, to receive (without interest and less applicable tax withholdings) (i) an amount in cash equal to the product of (A) the total number of Shares subject to (or deliverable under) such Company Equity Award immediately prior to the Effective Time multiplied by (B) the Cash Consideration, and (ii) a CVR Payment for each Share subject thereto (the “Equity Award Consideration”); provided, that any payment of the Equity Award Consideration in respect of an unvested Company Equity Award will remain subject to the same vesting conditions as were applicable to such Company Equity Award immediately prior to the Effective Time and shall only become payable to the holder of such cancelled Company Equity Award to the extent such vesting conditions are satisfied following the Closing (including by reason of any qualifying employment termination in the case of any Company Equity Award with double-trigger severance protection pursuant to the terms of a Company Equity Plan, a Company Equity Award agreement, an employment agreement or the Company’s Amended and Restated Change in Control Severance Plan);

vi.

each Company Stock Option that is not an In-the-Money Option or a CVR In-the-Money Option shall be cancelled for no consideration. As of the Effective Time, all holders of Company Stock Options will cease to have any rights with respect thereto, except the right to receive the amounts described in clause (iii) and (iv) above in accordance with the Merger Agreement and all holders of Company Equity Awards will cease to have any rights with respect thereto, except the right to receive the Equity Award Consideration in accordance with the Merger Agreement and, if applicable, the Subscription Agreement; and

vii.	each warrant to purchase Common Stock (“Company Warrant”) shall be cancelled for no consideration.

Consummation of the Merger is subject to certain conditions, including: (i) no order, injunction or decree issued by any court or other governmental body, and no statute, rule, regulation, order, injunction, or decree will have been enacted, entered, promulgated, or enforced (and continue to be in effect) by any governmental body that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement; and (ii) approval of the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose; and (iii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries to the Effective Time.

The Merger Agreement also includes covenants requiring the Company not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of any alternative acquisition proposal, (ii) enter into, continue or engage in negotiations with any person (other than Parent or Merger Sub, or any of their designees) with respect to any alternative acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an alternative acquisition proposal, (iii) provide any non-public information or access to any person (other than Parent or Merger Sub, or any of their designees) in connection with any alternative acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an alternative acquisition proposal, (iv) approve, endorse or recommend any alternative acquisition proposal, or any person becoming an “interested stockholder” of the Company as defined in Section 203 of the DGCL, (v) enter into any letter of intent or agreement in principle or any agreement providing for any alternative acquisition proposal (except for confidentiality agreements permitted under the Merger Agreement) or (vi) to resolve to do or agree or publicly announce an intention to do any of the foregoing.

Notwithstanding these restrictions, the Company may under certain circumstances provide information to and engage in discussions or negotiations with third parties with respect to a bona fide acquisition proposal that Company’s Board of Directors (the “Company Board”) determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, constitutes a Superior Proposal (as defined in the Merger Agreement). In addition, the Company Board is permitted, subject to the terms and conditions set forth in the Merger Agreement, to make a Change of Board Recommendation (as defined in the Merger Agreement) following (i) receipt of a Superior Proposal that did not result from a material breach of the non-solicitation covenants in the Merger Agreement, or (ii) in response to an Intervening Event (as defined in the Merger Agreement), in each case, if the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law and subject to certain matching rights in favor of Parent.

The Merger Agreement contains certain termination rights for each of the Company and Parent. Upon termination of the Merger Agreement by the Company in accordance with its terms, under certain circumstances, the Company will be required to pay Parent a termination fee in an amount equal to $4.9 million, including if the Merger Agreement is terminated due to (i) the Company Board accepting a Superior Proposal or (ii) the Company Board or any committee thereof effecting a Change of Board Recommendation. This termination fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal is publicly disclosed and not publicly withdrawn and the Company enters into an Alternate Acquisition Agreement within 12 months of such termination and such Acquisition Proposal is subsequently consummated. Additionally, upon termination of the Merger Agreement by Parent in accordance with its terms, under certain circumstances, Parent will be required to pay the Company a termination fee in an amount equal to $6.75 million, including if the Company has satisfied the closing conditions required under the Merger Agreement and Parent and Merger Sub fail to consummate the closing of the transactions contemplated by the Merger Agreement. In addition, in the event that the Merger Agreement is terminated by either Parent or the Company due to a failure of the holders of a majority of the outstanding Shares to approve the adoption of the Merger Agreement, the Company will pay to Parent a reimbursement payment for fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed $1.75 million.

Concurrently with the execution of the Merger Agreement, GPC WH Fund LP (the “Guarantor”) entered into a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which the Guarantor has provided a limited guarantee with respect to the payment of the termination fee payable by Parent, as well as certain reimbursement and indemnity obligations that may be owed by Parent pursuant to the Merger Agreement, in each case, subject to the terms of the Merger Agreement and of such Limited Guarantee.

Concurrently with the execution of the Merger Agreement, the Guarantor entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent and the Company, pursuant to which the Guarantor agreed to provide an equity commitment to Parent in an aggregate amount of $300.0 million to finance the transactions contemplated by the Merger Agreement and to pay related fees and expenses.

Concurrently with the execution of the Merger Agreement, Parent entered into a debt commitment letter dated June 6, 2023 (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions set forth therein, the commitment party thereto committed to provide to Parent, at the Effective Time, debt financing in an aggregate principal amount of $175.0 million to finance the transactions contemplated by the Merger Agreement and to pay related fees and expenses.

The aggregate proceeds of the equity commitment and debt financing are expected to be sufficient for Parent to pay the aggregate Cash Consideration in respect of the Shares, to repay the Company’s existing indebtedness that will not remain outstanding and to pay any fees and expenses of or payable by Parent, Merger Sub or the Company in connection with the foregoing. The funding of such debt and equity commitments is subject to the satisfaction of customary closing conditions.

Pursuant to the Merger Agreement, the Company expects a proxy statement on Schedule 14A and Schedule 13E-3 to be filed with the Securities and Exchange Commission (the “SEC”) approximately 15 business days following the date of the Merger Agreement. Subject to satisfaction of the conditions to the consummation of the Merger, the Company expects the closing of the transactions contemplated by the Merger Agreement to occur in the third quarter of 2023.

Contingent Value Right Agreement

Prior to consummation of the Merger, Parent will enter into the CVR Agreement with the Rights Agent, which will govern the terms of the CVR portion of the Merger Consideration. Each CVR represents the right to receive a contingent payment of $0.85 in cash, without interest, upon the achievement of net sales (excluding certain permitted deductions, payments under the Company’s contract with ASPR-BARDA and certain royalty revenue) of NUZYRA in the United States equal to or exceeding $320 million during any calendar year period beginning on the date of the CVR Agreement and ending on or prior to December 31, 2026.

The right to the CVR portion of the merger consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

Voting Agreement

On June 6, 2023, concurrently with the execution and delivery of the Merger Agreement, certain members of the Company’s management team (the “Management Stockholders”) holding 4.73% of the outstanding Common Stock entered into a Voting Agreement with the Company and Parent (the “Voting Agreement”). Pursuant to the Voting Agreement, the Management Stockholders have agreed to vote, and have granted Parent an irrevocable proxy with respect to the voting of, all shares of Company Common Stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against certain actions that would prevent, interfere with or delay the consummation of the Merger. The Voting Agreement terminates upon the earlier of the Effective Time, the termination of the Merger Agreement in accordance with its terms or upon mutual agreement of Parent and the Management Stockholder.

Subscription Agreement

On June 6, 2023, concurrently with the execution and delivery of the Merger Agreement, certain management employees and former management employees of the Company (the “Subscribers”) entered into a subscription agreement (the “Subscription Agreement”) between Resistance TopCo L.P., a Delaware limited partnership (“TopCo”), the Company, and each Subscriber, pursuant to which, immediately after the Effective Time, each subscriber subscribes for a number of non-voting common units of TopCo based on the Subscriber’s gross, pre-tax payments under the Company’s Revenue Performance Incentive Plan that become due in connection with the Closing. For certain Subscribers, the Subscription Agreement further provides that the Equity Award Consideration (described above) that becomes payable after the Closing may be settled in the form of cash or vested non-voting common units of TopCo with a fair market value, as of the payment date, equal to the amount of Equity Award Consideration that has become payable; provided, that the Company will retain a number of TopCo units sufficient to satisfy all withholding taxes that become due with respect to the Equity Award Consideration.

Item 5.02	Compensatory Arrangements of Certain Officers

On June 6, 2023, the Company entered into an Amendment to Amended and Restated Employment Agreement (each, an “Employment Agreement Amendment”) with each of Mr. Bigham, Dr. Loh, and Mr. Woodrow. Each Employment Agreement Amendment amends the executive’s employment agreement with the Company to provide that if the executive’s employment is terminated by the Company without cause or the executive resigns for good reason, in either case in the three-month period prior to the closing of a change in control or in the twenty-four month period following the closing of a change in control in the case of Mr. Bigham or twelve-month period following the closing of a change in control in the case of Mr. Woodrow or Dr. Loh, the pro-rata bonus component of his severance will be calculated based on the Executive’s target bonus for the year in which his employment termination occurs, without regard to individual or Company performance, and paid out in a lump-sum.

Item 8.01	Other Events

On June 6, 2023, the Company issued a press release announcing the execution of the Merger Agreement and related matters. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Additional Information

The foregoing descriptions of the Merger Agreement, CVR Agreement, and the Voting Agreement and the transactions contemplated thereby do not purport to be complete, and are subject to, and qualified in its entirety by reference to, the full text of each agreement, which are attached as Exhibits 2.1, 10.1, and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. It is not intended to provide any factual information about the Company, Parent or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specified dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by the Company’s stockholders, but rather as a way of allocating the risk between the parties in the event that statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s stockholders. The Company’s stockholders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to the Company’s stockholders’ right to receive the Merger Consideration and the right of the holders of Company Stock Options and Company Equity Awards to receive the consideration pursuant to the Merger Agreement and to seek specific performance or damages with respect to those rights, and the provisions of Section 5.6 of the Merger Agreement relating to indemnification) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products; the timing of and receipt of filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of June 6, 2023, among Paratek Pharmaceuticals, Inc. (the “Company”), Resistance Merger Sub, Inc. and Resistance Acquisition, Inc. (the “Merger Agreement”), including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupt the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; the Company’s ability to continue as a going concern; our ability to maintain or expand regulatory approvals or commercialize our products; the results of any ongoing or future clinical trials may not satisfy U.S. or non-U.S. regulatory authorities; the regulatory approval process is expensive, time consuming and uncertain; our dependence on the commercialize success of NUZYRA and, to a lesser extent, SEYSARA; our dependence on funding from BARDA; our substantial indebtedness; risk associated with litigation; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed solicitation material in respect of the proposed acquisition of Paratek Pharmaceuticals, Inc. (the “Company”) by Resistance Merger Sub, Inc. (“Merger Sub”). This Current Report on Form 8-K does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction (the “Proxy Statement”), and the Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a stockholder meeting of the Company to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at www.paratekpharma.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, dated as of June 6, 2023, among the Company, Merger Sub and Resistance Acquisition, Inc., which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at www.paratekpharma.com/investor-relations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of June 6, 2023, by and among the Company, Resistance Acquisition, Inc. and Resistance Merger Sub, Inc.

10.1	Form of Contingent Value Rights Agreement to be entered into between Resistance Acquisition, Inc. and a Rights Agent

10.2	Form of Voting Agreement to be entered into between Parent and the Management Stockholders.

99.1	Press Release, dated as of June 6, 2023

104	The cover page of this Current Report on Form 8-K formatted as Inline XBRL

*

Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: June 7, 2023	By:	/s/ William M. Haskel
	Name:	William M. Haskel
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

RESISTANCE ACQUISITION, INC.

RESISTANCE MERGER SUB, INC.

and

PARATEK PHARMACEUTICALS, INC.

Dated as of June 6, 2023

-i-

-ii-

-iii-

Annexes

Annex I	Certificate of Incorporation
Annex II	Bylaws
Annex III	CVR Agreement
Annex IV	Equity Commitment Letter
Annex V	Debt Commitment Letter

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2023 (this “Agreement”), among Resistance Acquisition, Inc., a Delaware corporation (“Parent”), Resistance Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the boards of directors of Parent, Merger Sub and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions (as defined below) are fair to, and in the best interests of, the Company and the holders of the shares of common stock, par value $0.001 per share, of the Company (the “Shares”), and that it is advisable to enter into this Agreement, (ii) approved this Agreement and (iii) resolved to recommend that the holders of the Shares adopt this Agreement;

WHEREAS, the boards of directors of Parent and Merger Sub each have, on the terms and subject to the conditions set forth herein, approved this Agreement and approved the Contemplated Transactions, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain members of management of the Company are entering into a subscription agreement (collectively, the “Subscription Agreements”), pursuant to which and subject to the terms and conditions set forth therein, each such holder shall agree to subscribe for newly issued limited partnership interests of Resistance TopCo L.P.;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain members of management of the Company are entering into a voting and support agreement (the “Support Agreements”), pursuant to which and subject to the terms and conditions set forth therein, each such holder shall agree to vote in favor of the Contemplated Transactions;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor (as defined below) has entered into an Equity Commitment Letter (as defined below) and Parent has received and accepted a Debt Commitment Letter (as defined below);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investor has delivered to the Company a guaranty (the “Guaranty”), pursuant to which the Equity Investor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder; and

WHEREAS, Parent, as sole stockholder of Merger Sub, has approved the adoption of this Agreement and approved the Contemplated Transactions, including the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and Merger Sub will be the obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.2. Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place by the remote exchange of documents as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3. Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL.

Section 1.4. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex I, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex II, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of their respective securities, the following will occur:

(i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(a)(ii) and Dissenting Shares) will be cancelled and retired and automatically converted into the right to receive (x) $2.15, payable to the holder thereof in cash, without interest (the “Cash Consideration”) but subject to reduction for any applicable withholding Taxes payable in respect thereof and (y) one (1) contractual contingent value right (a “CVR”) that shall represent the right to receive $0.85 upon satisfaction of certain conditions set forth in the Contingent Value Rights Agreement in the form attached hereto as Annex III (the “CVR Agreement”) to be entered into between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, without interest thereon (the “CVR Consideration” and, together with the Cash Consideration, collectively, the “Merger Consideration”), but subject to reduction for any applicable withholding Taxes payable in respect thereof;

(ii) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time will be cancelled and retired without any conversion thereof;

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation after the Effective Time; and

(iv) each Dissenting Share immediately prior to the Effective Time will be cancelled and retired without any conversion thereof, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 2.3.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, combination, exchange of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 2.1(b) shall be construed to permit the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.2. Treatment of Equity Awards.

(a) At the Effective Time:

(i) each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time will vest in full;

(ii) each In-the-Money Option that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive (without interest), in consideration of the cancellation of such In-the-Money Option, (A) an amount in cash (less applicable Tax withholdings pursuant to Section 2.6) equal to the product of (x) the total number of Shares subject to such In-the-Money Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Cash Consideration over the applicable exercise price per Share under such In-the-Money Option, and (B) a right to receive with respect to each Share subject to such In-the-Money Option as of immediately prior to the Effective Time, a cash payment in the amount of $0.85 (less applicable Tax withholdings pursuant to Section 2.6) subject to and upon satisfaction of the conditions to payment of CVRs set forth in the CVR Agreement (the “CVR Payment”);

(iii) each CVR In-the-Money Option that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled CVR In-the-Money Option will be entitled to receive (without interest), in respect of the cancellation of such CVR In-the-Money Option, (A) if the conditions to payment of CVRs set forth in the CVR Agreement are satisfied, a right to receive an amount in cash (less applicable Tax withholdings pursuant to Section 2.6) equal to (1) the excess, if any, of (x) the sum of the Cash Consideration plus the CVR Payment over (y) the applicable exercise price per Share under such CVR In-the-Money Option multiplied by (2) the total number of Shares subject to such CVR In-the-Money Option immediately prior to the Effective Time, or (B) if the conditions to payment of CVRs set forth in the CVR Agreement are not satisfied, no consideration; and

(iv) each Company Stock Option that is not an In-the-Money Option or a CVR In-the-Money Option shall be cancelled for no consideration. As of the Effective Time, all holders of Company Stock Options will cease to have any rights with respect thereto, except the right to receive the amounts set forth in this Section 2.2(a).

(b) At the Effective Time, except as otherwise agreed in a Subscription Agreement, each Company RSU and Company PSU (the Company RSUs and the Company PSUs, collectively “Company Equity Awards”) that is then outstanding will be cancelled, and the holder of such cancelled Company Equity Award will be entitled, in exchange therefor, to receive (without interest and less applicable Tax withholdings pursuant to Section 2.6) (i) an amount in cash equal to the product of (A) the total number of Shares subject to (or deliverable under) such Company Equity Award immediately prior to the Effective Time multiplied by (B) the Cash Consideration, and (ii) a CVR Payment for each Share subject thereto (the “Equity Award Consideration”); provided, that any payment of the Equity Award Consideration in respect of an unvested Company Equity Award will remain subject to the same vesting conditions as were applicable to such Company Equity Award immediately prior to the Effective Time and shall only become payable to the holder of such cancelled Company Equity Award to the extent such vesting conditions are satisfied following the Closing (including by reason of any qualifying employment termination in the case of any Company Equity Award with double-trigger severance protection pursuant to the terms of a Company Equity Plan, a Company Equity Award agreement, an employment agreement, the New Severance Plan or otherwise). For the avoidance of doubt, the parties hereto agree that the treatment of the Company Equity Awards under this Section 2.2(b) and, if applicable, the Subscription Agreements, shall be an assumption or continuation of the Company Equity Awards in accordance with the terms of the applicable Company Equity Plan and no Equity Award Consideration shall be payable with respect to the Company Equity Awards for which the vesting conditions are not satisfied on or prior to the date the Company Equity Award would otherwise have been forfeited if such Company Equity Award had remained outstanding following the Closing (subject to any applicable double-trigger severance protection). As of the Effective Time, all holders of Company Equity Awards will cease to have any rights with respect thereto, except the right to receive the Equity Award Consideration in accordance with this Section 2.2(b) and, if applicable, the Subscription Agreements. Each Company PSU that is outstanding immediately prior to the Effective Time and for which the performance condition has been satisfied as of such time will vest in full and be settled as of immediately prior to the Effective Time and the delivered Shares shall be treated as provided in Section 2.1.

(c) At the Effective Time, each Company Warrant shall be cancelled for no consideration. As of the Effective Time, all holders of Company Warrants will cease to have any rights with respect thereto.

(d) Subject to Section 2.6 and, as applicable, the terms of a Subscription Agreement, Parent shall cause the Surviving Corporation to make all payments to former holders of Company Stock Options and Company Equity Awards required under this Section 2.2 as promptly as reasonably practicable after the Effective Time, and, in any event no later than the first regularly scheduled payroll date of the Surviving Corporation occurring on or after the fifth (5th) Business Day after (i) the Effective Time or (ii), with respect to any CVR Payment, the satisfaction of the conditions to payment of CVRs set forth in the CVR Agreement.

(e) Subject to this Section 2.2, the Company shall continue to operate the Company’s Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms and past practice for the Option Period (as defined in the Company ESPP) that is in effect on the date of this Agreement (the “Current Option Period”). If the Effective Time is expected to occur prior to the end of the Current Option Period, the Company Board (or if applicable, the committee administering the Company ESPP) shall take action to provide that each Company ESPP Option shall be exercised upon the earlier to occur of (i) a date that is no later than five (5) Business Days on which the Nasdaq is open for trading prior to the Effective Time, or (ii) the date on which the Current Option Period would otherwise end. From and after the date of this Agreement, (A) no individual participating in the Company ESPP shall be permitted to (x) increase the amount of such participant’s rate of contributions under the Company ESPP, or (y) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP, (B) no individual who is not participating in the Current Option Period may commence participation in such Current Option Period or the Company ESPP and (C) the commencement of any future Option Period under the Company ESPP or Offering (under and within the meaning of the Company’s 2009 Employee Stock Purchase Plan) shall be suspended unless and until this Agreement is terminated.

(f) Prior to the Effective Time, the Company shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plans, adopt applicable resolutions, and take all other necessary actions to (i) effect the transactions contemplated by this Section 2.2 and (ii) terminate each of the Company Equity Plans as of the Effective Time. The Company shall provide Parent with documentation evidencing the termination of the Company Equity Plans (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment) no later than the Business Day preceding the Effective Time.

Section 2.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or effectively withdraws or otherwise loses his, her, or its right to appraisal. From and after the Effective Time, a holder of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder effectively withdraws or loses his, her, or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Book-Entry Share pursuant to Section 2.1.

(b) The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not, and shall not agree to, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.4. Surrender of Shares.

(a) At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Cash Consideration (calculated for the purposes of this Section 2.4(a)). In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Cash Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 2.4(b). The aggregate Cash Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.4(b), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand. For the avoidance of doubt, any cash consideration payable related to the In-the-Money Options, CVR In-the-Money Options or Company Equity Awards will not be deposited with the Paying Agent and will be paid in accordance with Section 2.2.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”), which immediately prior to the Effective Time represented outstanding Shares that were cancelled and retired and converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of such Certificate to the Paying Agent and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, or “agent’s message,” as applicable, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, subject to all required Tax withholding as provided in Section 2.6, for each Share formerly represented by such Certificate, and the Certificate so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.4(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, subject to all required Tax withholding as provided in Section 2.6, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c) No holder of record of a book-entry share (“Book-Entry Share”), which immediately prior to the Effective Time represented outstanding Shares that were cancelled and retired and converted pursuant to Section 2.1 into the right to receive the Merger Consideration, shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Share. In lieu thereof, upon receipt by the Paying Agent, or by such other agent or agents as may be appointed by Parent, of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonable request) the holder of such Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration, subject to all required Tax withholding as provided in Section 2.6, for each Share formerly represented by such Book-Entry Share, and the Book-Entry Share will be cancelled. Payment of the Merger Consideration with respect to Book-Entry

Shares shall only be made to the Person in whose name the Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received as contemplated by this Section 2.4(c), each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, subject to all required Tax withholding as provided in Section 2.6, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(d) At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Cash Consideration payable upon surrender of a Certificate or Book-Entry Share. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Cash Consideration. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Cash Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Cash Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(e) From and after the Effective Time, the stock transfer books of the Company will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), the Paying Agent will deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.

Section 2.5. Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares, Company Stock Options and Company Equity Awards in the Contemplated Transactions.

Section 2.6. Withholding. The parties hereto and the Paying Agent are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the Code, or the Treasury Regulations thereunder (the “Treasury Regulations”), or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld, such amounts (i) will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (ii) will be timely paid over to the appropriate Governmental Body.

Section 2.7. Transfer Taxes. If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) filed with the SEC and publicly available at least two (2) Business Days prior to the date hereof, or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of the Company Disclosure Letter to which its applicability is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Corporate Power. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company, as amended or restated (the “Company Organizational Documents”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. The Company is not in material violation of any of the provisions of the Company Organizational Documents.

Section 3.2. Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Requisite Vote, to consummate the Contemplated Transactions. The Company Board has (a) approved this Agreement and (b) resolved to recommend that the holders of the Shares adopt this Agreement (the “Company Board Recommendation”), which actions have not, as of the date of this Agreement, been rescinded, modified or withdrawn. As of the date of this Agreement, such actions are valid and have not been amended or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement, other than, with respect to the Merger, the approval of the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. The Company is not a party to a stockholder rights plan, “poison pill” or similar agreement, arrangement or plan and there is no anti-takeover provision in the Company Organizational Documents that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Shares, the Merger or the Contemplated Transactions.

Section 3.3. Capital Stock.

(a) The authorized capital stock of the Company consists of 200 million Shares and 5 million shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of close of business on June 2, 2023 (the “Measurement Date”), (i) 57,282,239 Shares and no shares of Company Preferred Stock were issued and outstanding, (ii) 10,377,361 Shares were reserved for issuance upon conversion of the Company Convertible Notes, (iii) 1,350,094 Shares were subject to outstanding Company Stock Options, (iv) 2,187,565 Shares were subject to outstanding Company RSUs, (v) 2,065,892 Shares were subject to outstanding Company PSUs (assuming achievement of each of the applicable performance metrics), (vi) 5,707,522 Shares were reserved for future awards under the Company Equity Plans, (vii) 426,866 Shares were subject to outstanding Company Warrants, and (viii) there were no outstanding purchase rights under the Company ESPP.

(b) Section 3.3(b)(i) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each Company Equity Award, Company Stock Option, that includes (i) the name (or employee identification number) and country of residence (if outside the United States) of the holder thereof, (ii) the Company Equity Plan under which such Company Equity Award or Company Stock Option was granted, (iii) each of the number of Shares issued or issuable thereunder (and, if applicable, assuming achievement of the applicable performance metrics), (iv) the expiration date, (v) the exercise price (if any), (vi) with respect to a Company Stock Option, whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code, and (vii) with respect to each Company Equity Award, the vesting schedule, including accelerated vesting provisions. As of the Measurement Date, other than the Company RSUs, Company PSUs and Company Stock Options, there were no other equity or equity-based awards outstanding, and the Company has granted no other such awards between the Measurement Date and the date of this Agreement. Section 3.3(b)(ii) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each Company Warrant that includes (A) the name of the holder thereof, (B) the number of Shares issued or issuable thereunder, (C) the expiration date, and (D) the exercise price.

(c) Except as disclosed in this Section 3.3, the Company has no outstanding (i) shares of capital stock or other equity interests or voting securities, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, restricted stock, stock units, phantom stock, profit participation, other incentive equity or equity-linked compensation awards or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which the Company’s stockholders may vote. Since the date of the Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 62.8931 Shares per $1,000 principal amount of the Company Convertible Notes.

Section 3.4. Subsidiaries. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company along with the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). None of the Company’s Subsidiaries has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company.

Section 3.5. No Breach. None of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions, will (a) conflict with or violate the Company Organizational Documents, (b) assuming all Approvals (as defined below) and other actions described in Section 3.6 have been obtained, and all Filings (as defined below) and obligations described in Section 3.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except, solely with respect to the foregoing clauses (b) and (c), any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.6. Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and antitrust and competition Laws of other jurisdictions, (b) applicable requirements of the Securities Act, the Exchange Act, including the filing of the Proxy Statement and the related Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (c) any Filings required by Nasdaq, (d) the Filing of the Certificate of Merger, (e) the Filing of Approvals, applications and notices as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs set forth in Section 3.6(e) of the Company Disclosure Letter and (f) any Filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business, in each case, the Company is not required to submit any Approvals or other Filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consents, clearances, approvals, applications, or authorizations waiting period expiration or termination, waiver or permit of, or action by (each, an “Approval”), filing with or application or notification to (each, a “Filing”) of any Governmental Body or any other party or Person is required to be obtained or made by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

Section 3.7. SEC Reports; Disclosure Controls and Procedures.

(a) The Company has timely filed all reports and other documents with the SEC required to be filed by the Company under the Exchange Act since the Company Balance Sheet Date (such reports or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, as in effect on the date so filed, and (ii) at the time of filing, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein). No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(b) The financial statements contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2022, neither the Company nor the Company’s independent registered accountant has identified or been made aware of, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Company Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries, any director, officer, employee, nor, to the Knowledge of the Company, auditor, accountant or third party Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim, and there have been no investigations regarding the accounting, auditing or revenue recognition practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting, auditing or revenue recognition practices.

(e) The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. There are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.8. No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company as of December 31, 2022 (the “Company Balance Sheet Date”), that is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2023, (b) as incurred after the date thereof in the ordinary course of business, (c) incurred in connection with this Agreement or the Contemplated Transactions or (d) as set forth in Section 3.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet). This Section 3.8 does not apply to Taxes, which are addressed in Section 3.12.

Section 3.9. Absence of Certain Developments. From the Company Balance Sheet Date to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect. Except in connection with the Contemplated Transactions, from the Company Balance Sheet Date to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) (other than Section 5.1(b)(iv) and Section 5.1(b)(vii)).

Section 3.10. Compliance with Laws.

(a) The Company and its Subsidiaries operate, and since the Reference Date have operated, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b) Since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c) Since the Reference Date, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, Filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, and have timely paid all fees and assessments due and payable in connection therewith.

(d) The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Since the Reference Date, the Company and each of its Subsidiaries has complied with all applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any if its Subsidiaries has taken any action that would constitute a violation of any applicable Anti-Corruption Law, including giving, offering, promising or authorizing the provision of anything of value to a Person, directly or indirectly, to secure an improper business advantage. The Company and each of its Subsidiaries has maintained policies and procedures to promote and ensure compliance with all applicable Anti-Corruption Laws.

(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries is currently, or has been since the Reference Date: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).

(g) Since the Reference Date, neither the Company nor any of its Subsidiaries has: (i) received from any Governmental Body or any Person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Body; or (iii) conducted any internal investigation or audit, in each case of clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

(h) This Section 3.10 does not apply to Taxes, which are addressed in Section 3.12.

Section 3.11. Title to Tangible Properties.

(a) The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably expected to be material to the Company and its Subsidiaries, taken as whole.

(b) The leased real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list of all the Company Real Properties leases as of the date of this Agreement and constitutes all of the real property used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or its Subsidiaries) the right to use or occupy the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property. The Company Real Property leases are in full force and effect. Except as would not have a Company Material Adverse Effect, each of the Company Real Property leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the applicable the Company Real Property leases is in default in any material respect under any of such leases, nor, since the Reference Date, has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Real Property leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Real Property leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Real Property or any portion thereof or interest therein.

(c) The Company does not and has never owned any real property.

Section 3.12. Tax Matters.

(a) (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are true, complete and correct in all material respects and (iii) the Company and its Subsidiaries have paid all material Taxes due and payable.

(b) There are no material Liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person. Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code in the last two (2) years.

(c) No material U.S., federal, state, local or non-U.S. Actions relating to Taxes are pending or being conducted by a taxing authority with respect to the Company or any of its Subsidiaries.

(d) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement (other than any commercial agreement that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group for which the Company or one of its Subsidiaries is the common parent) or (iii) has liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) requested or filed prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) as a result of any prepaid amount received or deferred revenue recognized prior to the Closing or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing.

(g) Notwithstanding any other provision of this Agreement, (i) nothing in this Agreement will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries, and (ii) the representations in this Section 3.12 and Section 3.17 are the only representations and warranties being made with respect to Tax matters.

Section 3.13. Contracts and Commitments.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii) Contracts (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets that contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, other than the sale of inventory in the ordinary course of business or (B) (other than a Company Plan) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(iii) Contracts (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party, (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nation” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(iv) Contracts in respect of Indebtedness of $500,000 or more, other than loans to direct or indirect wholly owned subsidiaries, in each case in the ordinary course of business;

(v) Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vi) Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity interests or securities;

(vii) Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interests or assets in favor of a party other than the Company or its Subsidiaries;

(viii) Contract (other than a Company Plan) under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or a subsequent fiscal year;

(ix) Contracts of the Company or any of its Subsidiaries relating to the settlement of any litigation proceeding that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(x) Contracts of the Company or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibit, limit or restrict the pledging of capital stock of the Company or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xi) collective bargaining, works council or other similar labor agreement or Contract with a labor union;

(xii) Contracts (A) for the employment or engagement of any individual on a full-time, part-time, consulting or other basis that provides for annual base compensation of $300,000 or more (other than any “at-will” agreements that may be terminated by the Company or any of its Subsidiaries without liability or advance notice), or (B) with a current or former Service Provider that provides for transaction, change in control, retention or severance payments or benefits or other similar payments or benefits;

(xiii) Contracts with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Products that involve payments in excess of $500,000 during the current or a subsequent fiscal year;

(xiv) IP Contracts;

(xv) Contracts relating to any joint venture, strategic alliance, partnership or similar agreement;

(xvi) Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Shares (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;

(xvii) Contracts with any Governmental Body; or

(xviii) Contracts to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xviii) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease listed in Section 3.11(b) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”

(b) (i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) is, or has received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Owned Intellectual Property that has been registered with, issued by or otherwise granted by a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, issue, or grant, except for any such Patents, Trademarks or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business and (ii) Exclusive Intellectual Property (collectively, “Company Registered Intellectual Property”), indicating for each such item in (i) and (ii), as applicable and as of the date of this Agreement, the name of the current record owner(s) and if different, the legal and beneficial owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 3.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all material internet domain names with respect to which the Company or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b) The Owned Intellectual Property and, to the Knowledge of the Company, the Exclusive Intellectual Property are valid, subsisting and, excluding pending applications for Owned Intellectual Property, enforceable. To the Knowledge of the Company, the Company or its applicable Subsidiary (i) has made necessary filings and paid necessary registration, maintenance, renewal and other fees required for maintaining the Owned Intellectual Property and (ii) is listed as the exclusive or joint owner of all rights, title and interests at the U.S. Patent and Trademark Office in the Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens, and rights, title or interests granted under the IP Contracts). The Company and its Subsidiaries possess legally sufficient and enforceable rights to use all other Intellectual Property used in connection with and material to the conduct of the Company’s and any of its Subsidiaries’ businesses as of the date of this Agreement; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(c) below. The Company has complied with its duty of candor and disclosure in all material respects and has made no material misrepresentations in the filings submitted by it to any applicable Governmental Body with respect to all patents included in the Company Registered Intellectual Property. All Company Registered Intellectual Property that is owned by the Company is validly registered in the name of the Company and no application for, or registration with respect to, any such Company Registered Intellectual Property has been abandoned, cancelled, allowed to lapse or rejected. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered Intellectual Property.

(c) To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company’s business nor the conduct of any of its Subsidiaries’ businesses has misappropriated, infringed or otherwise violated the Intellectual Property of any Person in any material respect. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any violation, misappropriation or infringement of the Intellectual Property of such Person.

(d) Since the Reference Date, (i) to the Knowledge of the Company, no Person has misappropriated, infringed or violated any Owned Intellectual Property or Exclusive Intellectual Property in any material respect and (ii) no written claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries (A) regarding the Company’s or its Subsidiaries’ use or ownership of any Owned Intellectual Property or use of any Exclusive Intellectual Property or (B) challenging or questioning the validity or enforceability of any Owned Intellectual Property or Exclusive Intellectual Property. None of the Owned Intellectual Property or Exclusive Intellectual Property have been adjudged invalid or unenforceable in whole or part, and all such Intellectual Property are in full force and effect. No cancellation, interference, inter partes review, opposition, reissue, reexamination or other proceeding of any nature is, or has been, pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any of the Company’s licensors, in which the scope, validity or enforceability of any Company Registered Intellectual Property is being or has been contested or challenged, and to the Knowledge of the Company, there is no reasonable basis for any such proceedings. To the Knowledge of the Company, no application has been submitted to the FDA pursuant to 21 U.S.C. § 355(j) or 21 U.S.C. § 355(b)(2) by any Person referencing any of the Company’s Products. To the Knowledge of the Company, no notice of a patent certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) or 21 U.S.C. § 355(b)(2)(A)(iv) relating to any Owned Intellectual Property or Exclusive Intellectual Property has been sent by any Person or received by the Company.

(e) Section 3.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent and Merger Sub true and correct copies of all such IP Contracts. To the Knowledge of the Company, (i) each other party to any such IP Contracts has performed all material obligations required to be performed by such party as of the date of this Agreement and (ii) neither the Company nor its Subsidiaries are in material breach of any such IP Contracts. The consummation of the Contemplated Transactions will not result in or by itself afford any other party to IP Contracts to which the Company or any of its Subsidiaries is a party the right to modify, cancel, terminate or suspend any such IP Contracts or accelerate any payments with respect to any such IP Contracts. Following the closing of the Contemplated Transactions, the Parent itself or the Company will be permitted to exercise all of the rights of the Company under such IP Contracts to the same extent the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to such Contracts. Other than with respect to Off-The-Shelf Software licenses, and as set forth on Section 3.14(a) and Section 3.14(e) of the Company Disclosure Letter, there are no outstanding Contracts, options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to (A) any Owned Intellectual Property or Exclusive Intellectual Property, or (B) to the Knowledge of the Company, any other Intellectual Property. All money currently due and payable by the Company in connection with any IP Contracts have been satisfied in a timely manner. Section 3.14(e) of the Company Disclosure Letter sets forth a list and description of any material payments or other consideration (in any form, including royalties, profit-share revenue, milestones, sublicense revenue and other contingent payments) required to be made by the Company to any third party under any of the IP Contracts.

(f) The Company has taken commercially reasonable measures designed to protect and maintain (i) the confidentiality of all material proprietary information that the Company holds as a Trade Secret and (ii) its ownership of, and rights in, all Company Owned Intellectual Property and the Exclusive Intellectual Property, as applicable. Without limiting the foregoing, to the Knowledge of the Company, the Company has not made any of its Trade Secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such Trade Secrets or confidential information. Each current and former employee of the Company or any of its Subsidiaries, each current and former independent contractor of the Company or any of its Subsidiaries and any other third parties with access to any confidential information of the Company or any of its Subsidiaries that is material to the Company is subject to a written non-disclosure or other confidentiality agreement requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of its and their material Trade Secrets.

(g) Each Person who is or was an employee, officer, director, consultant or contractor of the Company and who is or was engaged by the Company to design, create or otherwise develop any Owned Intellectual Property has signed a valid and enforceable agreement containing an irrevocable present assignment to the Company of all rights of such employee, officer, director, consultant or contractor in or to such Owned Intellectual Property. The Owned Intellectual Property (i) for patents and patent applications, has, to the Knowledge of the Company, been fully and properly assigned to Company by all inventors who contributed to the conception of such Owned Intellectual Property, and (ii) as applicable, accurate forms of assignments by all such inventors have been timely filed with each respective national Governmental Body before which an application for registration, issue, or grant is pending. No current or former stockholder, officer, director or employee of the Company has any valid claim, right (whether or not currently exercisable), or interest to or in any Owned Intellectual Property. To the Knowledge of the Company, no employee of the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property or confidentiality.

(h) No Governmental Body has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property. Without limiting the generality of the foregoing, no invention claimed or covered by any patent within the Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any patents that are part of the Owned Intellectual Property. No funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company.

(i) To the Knowledge of the Company, no Trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any Trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other person. To the Knowledge of the Company, none of the goodwill associated with or inherent in any Trademark (whether registered or unregistered) included in the Owned Intellectual Property has been impaired. Section 3.14(i) of the Company Disclosure Letter sets forth all material unregistered Trademarks included in the Owned Intellectual Property and Exclusive Intellectual Property.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Letter, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other third party of any license or other right to or in any Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property, (ii) result in breach of, default under, termination of, or acceleration or adverse modification of such Contract with respect to any Owned Intellectual Property or, to the

Knowledge of the Company, the Exclusive Intellectual Property, (iii) alter, encumber, impair or extinguish, or result in any encumbrance with respect to the right of the Company and its Subsidiaries to use, sell or license or enforce any Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property, or portion thereof, or (iv) result in the Company or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Owned Intellectual Property or, to the Knowledge of the Company, the Exclusive Intellectual Property.

(l) The Patents set forth in Section 3.14(l) of the Company Disclosure Letter represent all of the Patents that are required by applicable Law to be listed in the Orange Book for the Company’s products as of the date hereof.

(m) The Company makes no additional representations and warranties with respect to any Intellectual Property matters except as expressly set forth in this Section 3.14.

Section 3.15. Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, no Actions threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and neither the Company nor any of its Subsidiaries is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body, in each case except as would not have a Company Material Adverse Effect.

Section 3.16. Insurance. Section 3.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and works compensation coverage) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.    As of the date of this Agreement, each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation or termination has been received with respect to any insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Company.

Section 3.17. Employee Benefit Plans.

(a) Section 3.17 of the Company Disclosure Letter lists all material Company Plans.

(b) With respect to each material Company Plan, the Company has made available to Parent and Merger Sub true and correct copies of the following (as applicable) (except for such documents that are filed as an exhibit to a Company SEC Document) prior to the date of this Agreement: (i) the current plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents and insurance contracts, (iv) the financial statements for the most recent year for which such financial statements are available, in audited form if required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available, in each case, to the extent not publicly available, (v) a copy of all material, non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three (3) years, (vi) the most recent Internal Revenue Service determination or opinion letter, and (vii) written results of any required compliance testing for the most recent plan year. The Company has made available to Parent and Merger Sub true and correct copies of the following (except for such documents that are filed as an exhibit to a Company SEC Document): (A) the standard agreement evidencing Company Stock Options and Company Equity Awards; and (B) each agreement evidencing a Company Stock Option or Company Equity Award that does not conform in all material respects to the standard agreement.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service or was established on a pre-approved form of plan document that is the subject of a favorable advisory or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, no fact or circumstance has occurred that could reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been administered and maintained in all material respects in accordance with the requirements of the applicable provisions of the Code, ERISA, and other applicable Law.

(d) With respect to each Company Plan, there are no material Actions pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(e) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the last six (6) years sponsored, maintained or contributed to, or been required to maintain or contribute to, or had any Liability in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company or any of its Subsidiaries have any obligations to provide any officer, director, employee or individual independent contractor or consultant of the Company or any of its Subsidiaries (each, a “Service Provider”) or any former Service Provider (or any spouse or dependent thereof) any life insurance or medical, health or other welfare benefits after such Service Provider’s termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law.

(f) Except as otherwise provided in this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material payment becoming due to any current or former Service Provider, including any severance payment, or in the forgiveness of any indebtedness of any current or former Service Provider, (ii) materially increase or otherwise materially enhance any benefits or compensation otherwise payable to any current or former Service Provider or under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any material amounts, payments or benefits due to any current or former Service Provider under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund (whether to a trust or otherwise) any compensation or benefits due to any current or former Service Provider or under any Company Plan, (v) result in any restriction that does not exist on the date of this Agreement outside of the Contemplated Transactions on the right of the Company or any of its Subsidiaries or, after the consummation of the Contemplated Transactions, the Surviving Corporation to merge, amend, terminate or transfer any material Company Plan, or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(g) Each Company Plan has complied in all material respects with Section 409A of the Code, to the extent applicable. The Company has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

Section 3.18. Environmental Compliance and Conditions.

(a) Except for matters that would not have a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws;

(ii) The Company and each of its Subsidiaries holds, and is in compliance with, all Permits required under Environmental Laws to operate their business at the Company Real Property as presently conducted;

(iii) Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws; and

(iv) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has released any Hazardous Substance on, under or about the Company Real Property or any other real property now or formerly occupied or used by the Company or any of its Subsidiaries in a manner that reasonably could be expected to give rise to Liability for the Company or any of its Subsidiaries under any Environmental Laws.

Section 3.19. Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a, or is party to any other legally binding commitment to any, labor union, works council or other employee representative body. Since the Reference Date, (i) to the Knowledge of the Company, there has not been any material activity on behalf of any labor union, works council or other employee representative body to organize any employees of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has experienced any pending or, to the Knowledge of the Company, threatened picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute since the Reference Date.

(b) As of the date of this Agreement, the Company and its Subsidiaries are, and between the Reference Date and the date of this Agreement have been, in compliance in all material respects with all Laws relating to labor, employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(c) There has been no “mass layoff”, “mass termination”, “collective dismissal”, “group dismissal”, “group termination” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company between the Reference Date and the date of this Agreement. In the six (6) month period prior to the date of this Agreement, there has not been any “employment loss” (as defined in WARN), layoff, furlough, or other act, which, if continued for six (6) months, would in the aggregate trigger obligations under WARN.

(d) Since the Reference Date, to the Knowledge of the Company, the Company and each of its Subsidiaries have investigated all sexual harassment allegations of which the Company has Knowledge in compliance in all material respects with all applicable Laws. The Company and each of its Subsidiaries have not, since the Reference Date, entered into any settlement agreement, separation agreement, or non-disclosure agreement with respect to allegations of sexual or other harassment allegedly committed by any directors or executive officers of the Company or any of its Subsidiaries. Since the Reference Date, to the Knowledge of the Company, the Company has received no written allegation that an officer employee of the Company or any of its Subsidiaries has engaged in sexual or other unlawful harassment with respect to such officer employee’s employment with the Company.

Section 3.20. FDA and Regulatory Law Matters.

(a) The Company and its Subsidiaries are, and between the Reference Date and the date of this Agreement have been, in material compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Services Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder (collectively, “FDA Laws”) and all equivalent or similar Laws in any jurisdiction applicable to the Company.

(b) The Company and its Subsidiaries hold all material Permits, including all authorizations under FDA Laws necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), and as of the date of this Agreement, all such Company Permits are valid and in full force and effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Since the Reference Date, neither the Company nor any of its Subsidiaries has received written notice of any pending claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any Law that applies to a Company Permit, and to the Knowledge of the Company, neither the FDA nor any other Governmental Body has threatened any such claim, proceeding, hearing, enforcement or other Action.

(c) Since the Reference Date, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Company were and, if still ongoing, are being conducted in all material respects in accordance with protocols submitted to the FDA, pursuant to all applicable Laws; and, the Company has not received any written notice or correspondence from the FDA or any Governmental Body requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries has received any (i) FDA Form 483, (ii) warning letter, (iii) untitled letter or (iv) other similar correspondence or written notice from the FDA or any other Governmental Body alleging or asserting material noncompliance with any applicable FDA Laws or the Company Permits with respect to any Product of the Company or its Subsidiaries.

(e) Since the Reference Date, neither the Company nor any of its Subsidiaries has received written notice of nor been subject to any pending or threatened claim, hearing, enforcement or other Action from any Governmental Body, including FDA, the U.S. Department of Justice, and any attorney general of any State of the United States, alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any FDA Law or any equivalent or similar Laws in any jurisdiction applicable to the Company, and to the Knowledge of the Company, neither FDA nor any other Governmental Body has threatened any such claim, hearing, enforcement or other Action. To the Knowledge of the Company, there is no act, omission, event, or circumstance by the Company that reasonably would be expected to result in any such Action.

(f) Between the Reference Date and the date of this Agreement, the Company and its Subsidiaries have not either voluntarily or involuntarily conducted or initiated any Product recalls, nor have there been any field actions, corrections, or removals ordered by the FDA or any other Governmental Body, or any seizures or adverse regulatory actions taken by the FDA or any Governmental Body with respect to any of the Company’s products, or, to the Knowledge of the Company, threatened.

(g) The Company and its Subsidiaries are, and at all times between the Reference Date and the date of this Agreement have been, in material compliance with all applicable Health Care Laws and no civil, criminal or administrative action, is currently pending against the Company or any of its Subsidiaries by a Governmental Body related to such Health Care Laws, nor, to the Knowledge of the Company, has any such action been threatened. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(h) Between the Reference Date and the date of this Agreement, none of the Company or its Subsidiaries or any of their respective directors, , officers or, to the Knowledge of the Company, employees or agents: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies or (v) has received written notice from a Governmental Body that it is the target of any investigation, proceeding or other Action relating to any Federal Health Care Program-related offense.

Section 3.21. Data Privacy.

(a) Since the Reference Date, the Company and its Subsidiaries and, to the Knowledge of the Company, all vendors, processors or other third parties Processing on or on behalf of the Company or its Subsidiaries or otherwise transferring Personal Information to the Company or any of its Subsidiaries (collectively, the “Data Partners”), comply and have complied with, in all material respects, all applicable (i) Privacy Laws relating to the privacy and security of Personal Information (including the Personal Information of clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists), (ii) policies, notices, and/or statements applicable to the Company or its Subsidiaries related to Personal Information (“Privacy Notices”), and (iii) contractual commitments related to the Processing of Personal Information. (collectively, the “Privacy Requirements”).

(b) At all times since the Reference Date, the Company and its Subsidiaries and, to the Knowledge of the Company, all Data Partners, have provided adequate notice and obtained any necessary consents from persons required for the processing of Personal Information as conducted by or for the Company or its Subsidiaries, in each case to the extent required by applicable Privacy Laws. None of the Company or its Subsidiaries have transferred or permitted the transfer of Personal Information originating in the European Economic Area or UK outside the European Economic Area or UK (as applicable), except where such transfers have complied with the Privacy Requirements.

(c) Except where the failure to do so would not have a Company Material Adverse Effect, the Company and its Subsidiaries have at all times implemented, maintained and complied with technical, physical, and organizational measures, including a written information security program, which at a minimum (i) protect the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its Subsidiaries (collectively, the “IT Assets”) and Personal Information against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other Processing (a “Security Incident”), and (ii) identify and address internal and external risks to the privacy and security of IT Assets and Personal Information.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have at all times since the Reference Date had agreements in place with all Data Partners, which agreements comply and are consistent with the Privacy Requirements and to the Knowledge of the Company, no Data Partners have breached or are currently in breach of such agreements. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the consummation of the Merger, do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) otherwise prohibit the transfer of Personal Information to the Parent or Merger Sub.

(e) Since the Reference Date, none of the Company, its Subsidiaries have (i) experienced or otherwise been impacted by any material Security Incidents; (ii) notified or been required to notify any clinical trial participant, patient, customer, consumer, employee, Governmental Body, or other Person; or (iii) received any correspondence, or been subject to, any Action, enforcement, or other proceeding (formal or informal), regarding the Processing of Personal Information or any actual or alleged non-compliance with any Privacy Requirement. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i), (ii) or (iii).

Section 3.22. Brokerage. Other than Moelis & Company LLC, no Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company. Section 3.22 of the Company Disclosure Letter sets forth the reasonably estimated fees paid or to be paid by the Company in connection with its engagement of Moelis & Company LLC. The Company has made available to Parent and Merger Sub (on a counsel to counsel basis) a redacted version of its engagement letter with Moelis & Company LLC. As of the date of this Agreement, such engagement letter has not been amended or modified in any way.

Section 3.23. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) will, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

Section 3.24. Opinion. The Company Board has received an opinion from Moelis & Company LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.25. CFIUS. The Company and its Subsidiaries do not (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215, (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure” or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, neither the Company nor any of its Subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 3.26. Disclaimer of Reliance. The Company acknowledges that none of Parent, Purchaser, or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has the Company or any of its Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to Parent, Purchaser and their respective Subsidiaries, the businesses, assets, condition, operations and prospects of Parent, Purchaser and their respective Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in this Agreement. The Company acknowledges and agrees that none of Parent, Purchaser or any of their respective Subsidiaries or any other Person (including any officer, director, member or partner of Parent, Purchaser or any of their respective Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to the Company or any other Person, resulting from the Company’s use of any information, documents or material made available to the Company or its Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions.

Section 3.27. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1. Organization and Corporate Power. Each of Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2. Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the CVR Agreement, to perform its obligations under this Agreement and the CVR Agreement, and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Merger Sub is organized, on the part of Parent and Merger Sub, is necessary to authorize this Agreement or the CVR Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the CVR Agreement, and assuming the due authorization, execution and delivery by the applicable counterparties, this Agreement and the CVR Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3. No Breach. The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the consummation of the Merger, do not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents), (b) assuming all Approvals and other actions described in Section 3.6 have been obtained, and all Filings and obligations described in Section 3.6 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, with such exceptions, in the case of each of clauses (b) and (c) above, as would not have a Parent Material Adverse Effect.

Section 4.4. Consents. Except for (a) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (b) applicable requirements of the Securities Act, the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3, (c) any Filings required by Nasdaq and (d) the Filing of the Certificate of Merger, Parent

and Merger Sub are not required to submit any Filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no Approval of any Governmental Body or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement, the CVR Agreement or the consummation of the Contemplated Transactions.

Section 4.5. Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not have a Parent Material Adverse Effect.

Section 4.6. Proxy Statement. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to the holders of Shares, at the time any amendment or supplement thereto is filed with the SEC, or at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything in the foregoing to the contrary, Parent and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company, any of the Company’s Subsidiaries or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Proxy Statement.

Section 4.7. Brokerage. Other than Lazard Frères & Co. LLC, no Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 4.8. Capitalization and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 4.9. Ownership of Shares. Neither Parent nor Merger Sub, nor any of their Affiliates or associates, is, or at any time since the Reference Date has Parent or Merger Sub or any of their Affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub, nor any of their Affiliates and associates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor Merger Sub nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 4.10. Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of an executed equity commitment letter, dated as of June 6, 2023, together with all attachments thereto, which is attached hereto as Annex IV (as may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof, the “Equity Commitment Letter”), from GPC WH FUND LP, a Delaware limited partnership (the “Equity Investor”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the cash amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.”

(b) Parent has delivered to the Company a true, correct and complete copy of an executed debt commitment letter, dated as of June 6, 2023, together with all attachments thereto, which is attached hereto as Annex V (as may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof, (provided for the avoidance of doubt, that in no event shall any amendment, restatement, supplement or other modification include any Restricted Terms (as defined below)) the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”), from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein. The debt financing contemplated by the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing”. Parent has delivered to the Company true, correct and complete copies of any fee letters related to the Financing (with respect to such related fee letters, redacted for provisions related to fees and other economic or commercially sensitive provisions; provided that none of the redacted provisions would reasonably be expected to adversely affect the conditionality, availability or amount of the Financing).

(c) Except as expressly set forth in the Commitment Letters, as of the date hereof, there are no conditions precedent to the obligations of the Lenders and the Equity Investor to provide the Debt Financing (in the case of the Lenders) or the Cash Equity (in the case of the Equity Investor) or any contingencies that would permit the Lenders or the Equity Investor to reduce the total amount of the Debt Financing (in the case of the Lenders) or the Cash Equity (in the case of the Equity Investor). There are no side letters, written understandings or other agreements or written arrangements relating to the Financing that would impose additional conditions precedent beyond those in the Commitment Letters to, or otherwise reasonably be expected to adversely affect the availability or amount of, the Financing. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article III, the performance by the Company of its obligations under Article V and the satisfaction of the conditions set forth in Section 6.1, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any of the Lenders or Equity Investor will not perform its obligations thereunder.

(d) The Financing, when funded in accordance with the Commitment Letters, shall provide Parent with cash proceeds on the Closing Date in an amount sufficient for the payment of the aggregate Cash Consideration and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the Contemplated Transactions and the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the foregoing (such amount, the “Financing Amount”).

(e) As of the date hereof, the Commitment Letters are in full force and effect and are valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and assuming the accuracy of the representations and warranties set forth in Article III, the performance by the Company of its obligations under Article V and the satisfaction of the conditions set forth in Section 6.1, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters have been modified, amended or altered as of the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing Date, except as permitted by the terms of this Agreement, including Section 5.20(a), as of the date hereof, and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect as of the date hereof.

(f) Concurrently with the execution of this Agreement, Parent has caused the Equity Investor to deliver to the Company the duly executed Guaranty. The execution, delivery and performance of the Guaranty by the Equity Investor, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by the Equity Investor, and no other proceedings on the part of the Equity Investor are necessary to authorize the execution, delivery or performance of the Guaranty by the Equity Investor. The Guaranty has been duly and validly executed and delivered by the Equity Investor and is in full force and effect and constitutes a valid and binding obligation of the Equity Investor, duly executed by the Equity Investor and enforceable against the Equity Investor in accordance with its terms, and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of the Equity Investor under the Guaranty.

(g) Parent and Merger Sub acknowledge and agree that it is not a condition to any of Parent’s or Merger Sub’s obligations hereunder that Parent and Merger Sub obtain any financing or refinancing (including, for the avoidance of doubt, the Financing) for or relating to the Contemplated Transactions.

Section 4.11. Investigation by Parent and Merger Sub; Disclaimer of Reliance.

(a) Each of Parent and Merger Sub (i) is a sophisticated Merger Sub and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (iv) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in this Agreement. Each of Parent and Merger Sub acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective

Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub acknowledges (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the Contemplated Transactions.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Sub, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.12. Other Agreements. Parent and Merger Sub have disclosed to the Company all contracts, agreements, or understandings (and, with respect to those that are written, Parent and Merger Sub has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

Section 4.13. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) that the conditions to the obligations of (i) each Party to effect the Merger pursuant to Section 6.1 and (ii) Parent and

Merger Sub to effect the Merger, in each of the foregoing clauses (i) and (ii), have been satisfied or waived and (b) the accuracy in all material respects of the representations and warranties set forth in Article III, Parent and its Subsidiaries, on a consolidated basis, at the Effective Time immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the aggregate Cash Consideration, the consummation of the Financing, the payment of all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, will be Solvent. As used in this Section 4.13, the term “Solvent” means with respect to any date of determination, (a) the fair value of the assets of such Parent and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (b) Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (c) Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 4.14. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT, PARENT AND MERGER SUB MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND PARENT AND MERGER SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V

COVENANTS

Section 5.1. Covenants of the Company.

(a) Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts (A) to carry on its business in the ordinary course of business and in a manner consistent with past practice, (B) to preserve intact its current assets and business organization and keep available the services of its current officers and employees, (C) to carry on its business in compliance in all respects with all applicable Laws, including without limitation, all applicable Health Care Laws, (D) to notify and consult with Parent prior to meeting with, or submitting any material correspondence other than routine correspondence as may be required in connection with any Regulatory Permit to, the FDA or any other comparable regulatory authority, and (E) to preserve its relationships and goodwill with customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies, employees and others having business dealings with it.

(b) Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except (i) as set forth in the Company Disclosure Letter, (ii) as required by applicable Law or (iii) as expressly permitted or contemplated by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

(i) establish a record date for, authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, assets, stock or property) in respect of any of its capital stock or shares except for the declaration and payment of dividends or distributions by a direct wholly owned Subsidiary of the Company solely to its parent;

(ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Stock Option or Company Equity Award except, in each case, (1) transactions solely between or among the Company and its wholly owned Subsidiaries, (2) as required to fulfill its obligations under any Contract existing on the date of this Agreement and listed on Section 5.1(b)(ii) of the Company Disclosure Letter, (3) as a result of net share settlement of any Company Stock Option or Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Stock Option, or Company Equity Award or (4) any forfeitures or repurchases of Company Stock Options, or Company Equity Awards;

(iii) grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the grant, issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options stock appreciation rights, restricted stock, stock units, or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances in respect of (w) Company Stock Options, Company ESPP Options and Company Equity Awards outstanding on the date of this Agreement, (x) as required to fulfill its obligations under any Contract existing on the date of this Agreement and listed on Section 5.1(b)(iii) of the Company Disclosure Letter, including those related to any offer of employment, (y) upon conversion of the Company Convertible Notes, or (z) upon exercise of the Company Warrant, or (2) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iv) except as required by the terms of a Company Plan as in effect as of the date of this Agreement or as required by applicable Law, (A) modify or increase the wages, salary or other compensation or benefits payable to any current or former Service Provider, other than annual increases in base compensation made in the ordinary course of business consistent with past practice with respect to the Company’s or its Subsidiaries’ employees whose annual base compensation is less than $300,000 and provided that such modifications or increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for the Company or any of its Subsidiaries, (B) establish, adopt, enter into, amend in any material respect or terminate any material Company Plan, not including annual renewals of welfare benefit plans made in the ordinary course of business, consistent with past practice, (C) accelerate the payment, funding, right to payment or vesting of any compensation or benefits, (D) grant any new entitlement to severance or termination pay or any retention, change in control, or similar bonus or any similar arrangement to any current or former Service Provider, or (E) grant any new incentive compensation to any current or former Service Provider other than the grant of cash-based incentive compensation consistent with the existing terms of a Company Plan and the budget previously disclosed to Parent prior to the date of this Agreement with respect to an employee who is hired or promoted as permitted under Section 5.1(b)(vii);

(v) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or other employee representative body applicable to the Company or its Subsidiaries;

(vi) implement or take any actions in preparation to implement any reduction in force or mass termination;

(vii) hire or promote any employees, except for hiring consistent with the budget previously disclosed to Parent prior to the date of this Agreement, to fill open positions or to replace an individual who departs following the date of this Agreement and, in each case, provided that any such employee’s annual base compensation is less than $300,000;

(viii) grant any award or otherwise allocate or take any action to allocate any unallocated amounts under the RPIP;

(ix) amend any of the Company Organizational Document or the comparable charter or organization documents of any of its Subsidiaries, adopt a stockholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(x) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(xi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (including spin-offs and carve-outs) of the Company or any of its Subsidiaries that is significant under Rule 1-02(w) of Regulation S-X;

(xii) subject to clause (xiii), make any capital expenditures that are individually or in the aggregate in excess of $500,000;

(xiii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of materials from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $2,000,000 in assets;

(xiv) except with respect to any intercompany arrangements, (A) incur any Indebtedness, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person (except for business expenses); (C) make any capital contributions to, or investments in, any other Person or (D) repurchase, prepay or refinance any material Indebtedness;

(xv) sell, transfer, license, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of any assets or business with a fair market value in excess of $100,000 in the aggregate except, in the case of inventory, in the ordinary course of business consistent with past practice;

(xvi) commence, pay, discharge, settle, compromise or satisfy any threatened or pending Action for monetary consideration in excess of $500,000 or (B) that would impose any material non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time;

(xvii) change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xviii) (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) relating to or affecting any material Tax liability of the Company or any of its Subsidiaries, or (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries outside of the ordinary course of business;

(xix) waive, release or assign any material rights or claims under, or enter into, terminate, renew (other than in the ordinary course), affirmatively determine not to renew, amend, modify, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract;

(xx) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Company Permits in a manner which is adverse to the Company and its Subsidiaries;

(xxi) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole, or form a new Subsidiary of the Company;

(xxii) fail, cancel, reduce, terminate or fail to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses; or

(xxiii) authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 5.1(b).

Section 5.2. Access to Information; Confidentiality.

(a) Except if prohibited by applicable Law, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts, upon reasonable advance notice, to (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere in any material respect with the normal operations of the business of the Company) to relevant officers, employees, agents and facilities and to relevant books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request; provided, that any such access shall be afforded and any such information shall be furnished at Parent’s expense; and provided, further that the parties hereto shall act in good faith in all respects in the performance of the obligations under this Section 5.2(a).

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Confidential Information” under the Confidential Disclosure Agreements and will be subject to the provisions of the Confidential Disclosure Agreements.

(c) Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent (i) such information violates any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (A) the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, (B) any Acquisition Proposal or (C) any Intervening Event or (iii) that affording such access or furnishing such information would result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, in each case, the Company shall use reasonable best efforts to communicate the applicable information to Parent in a manner that would not violate confidentiality obligations or waive such privilege or work-product doctrine.

(d) Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any COVID-19 Measures).

Section 5.3. Acquisition Proposals.

(a) The Company shall not, shall cause its Subsidiaries not to, and shall instruct its Representatives not to: (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal, (ii) engage in negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (iii) provide any non-public information to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Acquisition Proposal, or any Person becoming an “interested stockholder” of the Company as defined in Section 203 of the DGCL, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 5.3(b)), or (vi) resolve to do, or agree or publicly announce an intention to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, promptly terminate access granted to any third party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the Contemplated Transactions and, to the extent the Company has the right to do so, shall request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person (and in any event within twenty-four (24) hours following the date hereof). The Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.3. The Company agrees that if it (x) affirmatively permits any of its Representatives to take any action or (y) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to exercise its available remedies to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.3 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

(b) Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Company Requisite Vote, (i) the Company has received a written Acquisition Proposal that did not result from a breach of this Section 5.3, (ii) the Company Board or a committee thereof determines, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and (iii) the Company Board or a committee thereof determines, after consultation with its financial advisors and outside legal counsel, in good faith that the failure of the Company Board to take an action described in clause (A) or (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company shall not, and shall instruct its Representatives not to, disclose any material non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidential Disclosure Agreements and, other than confidentiality agreements existing as of the date of this Agreement, does not contain any provision that could prevent the Company from providing any disclosure to Parent required pursuant to Section 5.3(c), and (2) the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company or its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and Merger Sub.

(c) The Company shall promptly (and in any event within one (1) Business Day) notify Parent orally and in writing of the receipt by the Company of any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal. The Company shall provide Parent promptly (and in any event within such one (1) Business Day period) with copies of any written materials submitted in connection with such Acquisition Proposal, a summary of any material terms and conditions of any such Acquisition Proposal, the identity of the Person making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal and shall keep Parent reasonably informed on a current basis of any material change to the terms of any such Acquisition Proposal, in each case, except to the extent that doing so would violate a confidentiality agreement existing as of the date of this Agreement; provided, however, that in such case the Company shall use reasonable best efforts to communicate the applicable information to Parent in a manner that would not violate such confidentiality agreement.

(d) The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company to approve or enter into any acquisition agreement, merger agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e) Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to receipt of the Company Requisite Vote:

(i) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; (B) the Company Board or a committee thereof determines in good faith that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (C) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c) and (D) no earlier than the end of the Notice Period, the Company Board or any committee thereof again determines in good faith, after consultation with its financial advisors and outside legal counsel (and after taking into consideration the terms of any proposed amendment or modification to this Agreement, the Commitment Letters and the Guaranty made by Parent during the Notice Period), that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal;

(ii) the Company Board or a committee thereof may make a Change of Board Recommendation if (A) the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c) and (C) no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel (and after taking into consideration the terms of any proposed amendment or modification to this Agreement, the Commitment Letters and the Guaranty made by Parent during the Notice Period), that the failure to make a Change of Board Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include all material information with respect to any such Intervening Event and a description of the Company Board’s rationale for such action and (B) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel (and after considering the terms of any proposed amendment or modification to this Agreement, the Commitment Letters and the Guaranty made by Parent during the Notice Period), that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; and

(iv) during any Notice Period, if requested by Parent, the Company shall negotiate in good faith with Parent regarding potential changes to this Agreement.

The provisions of this Section 5.3(e) apply to any material revision or amendment to the terms of any applicable Acquisition Proposal determined to be a Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a Notice Period extension pursuant to clause (i) or (ii), as the case may be.

(f) Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided that, in each case, any such disclosure that constitutes or contains a Change of Board Recommendation shall be subject to the provisions of Section 5.3(e).

Section 5.4. Stockholders Meeting; Proxy Statement.

(a) The Company shall, as promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), prepare and file with the SEC the Proxy Statement which shall, subject to Section 5.3, include the Company Board Recommendation, and the Company and Parent shall jointly prepare and file with the SEC a Schedule 13E-3. The Company shall use reasonable best efforts to respond promptly to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement and Schedule 13E-3 shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 5.4(a)) to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date on which Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon (and in any event within five (5) Business Days after the date thereof). Prior to filing or mailing the Proxy Statement or Schedule 13E-3 or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Schedule 13E-3 or for additional information and will promptly supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement, Schedule 13E-3 or the Contemplated Transactions.

(b) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement or Schedule 13E-3 if and to the extent that such information will have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement or Schedule 13E-3 to include any information that will become necessary in order to make the statements in the Proxy Statement or Schedule 13E-3, in light of the circumstances under which they were made, not misleading. Notwithstanding anything in the foregoing to the contrary, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives for inclusion (or incorporation by reference) in the Proxy Statement or Schedule 13E-3. The Company further agrees to cause the Proxy Statement or Schedule 13E-3 as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of Shares and the holders of Company Stock Options and Company Equity Awards, in each case as and to the extent required by applicable Law.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement or Schedule 13E-3 (and in no event later than the thirty-seventh (37th) day following the first mailing of the Proxy Statement or Schedule 13E-3) for the purpose of obtaining the Company Requisite Vote

(the “Stockholders’ Meeting”), (ii) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for the Stockholders’ Meeting, (iii) unless the Company Board shall have effected a Change of Board Recommendation in accordance with Section 5.3, (A) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Contemplated Transactions and (B) take all reasonable lawful action to solicit the Company Requisite Vote and (iv) be entitled, but not required, to postpone or adjourn the Stockholders’ Meeting to use all reasonable best efforts to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes have not been obtained. Subject to the Company Board not having effected a Change of Board Recommendation, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Requisite Vote at the Stockholders’ Meeting and (y) not submit any Acquisition Proposal for approval by the stockholders of the Company. Except as required by applicable Law, once the Company has established the record date for the Stockholder’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In the event that the date of the Stockholders’ Meeting as originally called is for any reason postponed or adjourned, the Company agrees that unless Parent shall have otherwise approved (with such approval not to be unreasonably withheld, conditioned or delayed) in writing, it shall implement such postponement or adjournment in such a way that the Company does not establish a new record date for the Stockholders’ Meeting, as so postponed or adjourned, except as required by applicable Law.

Section 5.5. Employment and Employee Benefits Matters.

(a) From the Effective Time until the earlier of the first anniversary of the Effective Time and the date on which a Continuing Employee (as defined below) ceases to be employed by Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, and shall cause the Surviving Corporation and each of its other Subsidiaries to, maintain for each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) (i) each of an annual rate of base salary or wages, as applicable, and a target annual cash incentive compensation opportunity, that are not less than that provided to the Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits maintained for and provided to the Continuing Employee as of immediately prior to the Effective Time (excluding severance, defined benefit pension, nonqualified deferred compensation, retiree or post-employment health and welfare, equity or equity-based, and change in control compensation or benefits).

(b) Parent shall, and shall cause the Surviving Corporation to, cause service rendered by Continuing Employees to the Company and its Subsidiaries prior to the Effective Time to be taken into account for all purposes under employee benefit plans of Parent and the Surviving Corporation and its Subsidiaries (other than for benefit accrual purposes under any defined benefit plan), to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, or (ii) to any defined benefit pension, or retiree or post-employment health and welfare benefit plans. Without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation to use commercially reasonable efforts to not, subject Continuing Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to give such Continuing Employees credit under such employee benefit plans for any eligible expenses incurred by such Continuing Employees and their covered dependents under a Company Plan during the portion of the plan year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Continuing Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

(c) As soon as practicable (and in no event later than ten (10) Business Days) following the adoption of the this Agreement, the Company shall notify the participants in the Company’s Amended and Restated Change in Control Severance Plan (the “New Severance Plan”) in writing (the form and substance of which shall be subject to reasonable review and comment by Parent) that the New Severance Plan has been amended and restated, effective as of immediately prior to and subject to the Closing.

(d) No provision of this Agreement (i) shall be construed to prohibit Parent or the Surviving Corporation or any of its Subsidiaries from amending or terminating any individual Company Plan or any other employee benefit plan, (ii) requires Parent or the Surviving Corporation or any of its Subsidiaries to keep any Person employed or in service for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or other employee benefit plan or (iv) confers upon any Continuing Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 5.6. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors or officers of the Company than are currently provided in the Company Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.6.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Notwithstanding anything to the contrary in this Agreement, the Company shall purchase prior to the Effective Time a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (the “Maximum Tail Premium”), which annual premium is set forth in Section 5.6(c) of the Company Disclosure Letter, and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company or the Parent, as applicable, will obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. Parent shall cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Without limiting any of the rights or obligations under this Section 5.6, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement set forth on Section 5.6(d) of the Company Disclosure Letter and in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e) This Section 5.6 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 5.6. The indemnification and advancement provided for in this Section 5.6 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 5.6.

Section 5.7. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other Contemplated Transactions as promptly as reasonably possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) make an appropriate Filing of a Notification and Report Form pursuant to the HSR Act and all other Filings required pursuant to applicable foreign Antitrust Laws with respect to the Merger as promptly as reasonably practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the Filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement) and (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Parent shall, with the reasonable cooperation of the Company, be responsible for making any Filing or notification required under foreign Antitrust Laws within ten (10) Business Days after the date of this Agreement, unless otherwise agreed to by the Company and Parent in writing. The parties hereto also shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and may provide to the other parties on a counsel-only basis as necessary, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, (D) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party hereto of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Body relating to any Antitrust Laws. Any such disclosures or provision of copies by one party hereto to the other may be made on an outside counsel basis, if appropriate.

(b) Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause its Subsidiaries to, take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with Antitrust Laws to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the

Merger to occur as promptly as possible, provided, however, that nothing in this Section 5.7 or elsewhere in this Agreement shall be deemed to require Parent, its Subsidiaries or Affiliates to (i) offer, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and any other restrictions on the activities of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or (ii) contest, defend, or appeal any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking other actions to prevent the entry, enactment, or promulgation thereof, if any such action described in subparts (i) or (ii) of this Section 5.7(b) would, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries or Affiliates, taken as a whole, after giving effect to the Contemplated Transactions or (B) a material adverse effect on the business, assets or financial condition of the Company; it being understood that a request for information or documentary material pursuant to the HSR Act shall not in itself constitute a material adverse effect under this Section 5.7(b). Parent and the Company shall each pay one-half of the filing fees for the Notification and Report Forms filed under the HSR Act and all other filings required pursuant to the applicable foreign Antitrust Laws.

(c) Without limiting the obligations in clauses (a) and (b) of this Section 5.7, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub, and the Company shall cooperate in all respects with each other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger.

(d) Prior to the Effective Time, each party hereto shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the Contemplated Transactions, including (i) obtaining any Approvals of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance, or consummation of the Contemplated Transactions, (ii) defending any Action challenging this Agreement or the consummation of the Contemplated Transactions and (iii) executing and delivering any additional instruments necessary to consummate the Contemplated Transactions; provided, that, in no event will the Company or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any Approvals required with respect to any such Contract (for the avoidance of doubt, excluding filing fees required to be paid to a Governmental Body). Each party hereto shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such consent obtained by such party prior to the Effective Time.

Section 5.8. Public Announcements. The Company shall not, and shall cause each of (a) its Subsidiaries and (b) its and its Subsidiaries’ respective Representatives to not, and Parent shall not, and shall cause each of (i) its Subsidiaries and (ii) its and its Subsidiaries’ respective Representatives to not, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any foreign Antitrust Laws in connection with the Contemplated Transactions) or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party hereto is subject, in which case the party required to make the release or announcement shall use reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of this Section 5.8 do not apply to communications by the Company in connection with, or following, an Acquisition Proposal or a Change of Board Recommendation; provided, however, in each case, to the extent not prohibited by applicable Law or any applicable confidentiality agreement, prior to the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated, the Company shall give Parent reasonable advance notice of (including the contents of) its intended press release or other announcement. Before any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries to be posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise) that is related to any of the Contemplated Transactions and, if reviewed by a stockholder of the Company, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger (a “Merger Communication”) is disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), the Company shall share a draft of such Merger Communication with Parent and give reasonable and good faith consideration to any comments made by Parent and its counsel on any such Merger Communication.

Section 5.9. Conduct of Parent and Merger Sub.

(a) Parent shall not, and shall cause each of its Subsidiaries to not, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger not being satisfied or prevent, materially delay, or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Contemplated Transactions.

(b) Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.10. No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.11. Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not incur any liabilities or obligations other than as contemplated herein. Parent shall take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.12. Ownership of Company Securities. Prior to the Effective Time, Parent shall not, and shall cause each of its Subsidiaries and Affiliates under common control to not, acquire (directly or indirectly, beneficially or of record) any Shares, or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. None of Parent, Merger Sub, or their respective Affiliates shall hold any rights to acquire any Shares except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 5.12 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Merger Sub, or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Parent, Merger Sub, or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 5.13. Notice of Certain Events. Each party hereto will deliver, as promptly as practicable, notice to the other parties hereto (a) of any breach of any covenant or agreement made by such party in this Agreement or that covenant or agreement made by such party would be in breach as of the Closing Date or (b) in the event that any representation or warranty of such party is inaccurate, becomes inaccurate after the date of this Agreement or would be inaccurate as of the Closing Date, in the case of each of (a) and (b) if such breach or inaccuracy is reasonably expected to result in the failure of a condition set forth in Article VI; provided that the delivery of any notice pursuant to this Section 5.13 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification.

Section 5.14. Stockholder Litigation. The Company shall give Parent notice as promptly as practicable of, and the opportunity to participate in (subject to a customary joint defense agreement), and the right to review and comment on all material filings or responses to be made by the Company in connection with (shall give good faith consideration to any comments made by Parent and its counsel) the defense or settlement of, any stockholder litigation against the Company or its directors or executive officers relating to or in connection with this Agreement, the Merger or the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company shall not settle any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the other Contemplated Transactions without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent reasonably and promptly informed with respect to the status of such litigation.

Section 5.15. State Takeover Laws. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto will take all such actions as are reasonably necessary to minimize the effects of any such statute or regulation on such transactions.

Section 5.16. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and the rules and policies of Nasdaq to cause the delisting of the Company and of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.

Section 5.17. Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company, and any director of a Subsidiary of the Company, in each case as and to the extent requested by Parent, to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.18. CVR Agreement. Parent shall, at or prior to the Effective Time, duly authorize, execute and deliver, and shall ensure that the Rights Agent executes and delivers, the CVR Agreement, subject to any revisions to the CVR Agreement that are requested by the Rights Agent; provided that the Company has provided it prior written consent to any such revisions (such consent not to be unreasonably withheld, delayed or conditioned). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary, to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 5.19. [Reserved]

Section 5.20. Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain, no later than the Closing Date, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters in accordance with and subject to the terms and conditions set forth therein (it being understood that the Commitment Letters may be replaced or amended as provided below), (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) that reflect the terms and conditions in the Debt Commitment Letter or such other terms that may be acceptable to Parent or the Lenders, provided that, such other terms shall not be permitted to the extent they constitute Restricted Terms (as defined below) and seeking to obtain such other terms shall not be permitted if it could reasonably be expected to materially prevent, impair or delay the Closing, (iii) satisfying on a timely basis (or obtaining a waiver of) all conditions in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and the Definitive Agreements applicable to Parent or its Affiliates that are within their control and (iv) complying with the covenants applicable to it in the Commitment Letters and in the Definitive Agreements for the Financing that are within its control to the extent the failure to comply with such covenants could adversely impact the amount, certainty or timing of the Financing or the availability of the Financing at the Closing. In the event that all conditions contained in the Commitment Letters have been satisfied (other than, with respect to the Debt Financing, the availability of the Cash Equity), Parent shall use commercially reasonable efforts to cause the Lenders and the Equity Investor to fund the Financing at Closing. Other than amendments, modifications or supplements to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties to the Debt Commitment Letter, Parent shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters or Definitive Agreements if such amendment, modification, waiver or remedy (A) adds new (or expands or adversely modifies any existing) conditions to the consummation of the Financing, (B) reduces the amount of the Financing to an amount that would be less than the amount that would be required to pay the Financing Amount (unless, in the case of a reduction to the Debt Financing, the Cash Equity is increased by the amount of any such reduction (such additional amount of Cash Equity, the “Additional Cash Equity”)), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements in any material respect, (D) adversely affect the ability of Parent or its Affiliates to enforce or cause the enforcement of its rights under the Financing in any material respect, (E) allow for the early termination of the Debt Commitment Letter, or (F) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other Contemplated Transactions (clauses (A) through (F), collectively, the “Restricted Terms”). In the event that any portion of the Debt Financing becomes unavailable (or Parent reasonably expects may become unavailable) on the terms and conditions in the Debt Commitment Letter or on such other terms not materially less favorable to Parent (unless the Cash Equity is increased by a corresponding amount), regardless of the reason therefor (other than the right of Parent to terminate this Agreement pursuant to Section 7.4 hereof), Parent will use commercially reasonable efforts to (x) obtain alternative debt financing (in an amount, when taken together with the Cash Equity, at least equal to the Financing Amount) from the same or other sources on terms and conditions that are not materially less favorable in the aggregate to Parent (in Parent’s reasonable discretion) than those contained in the Debt Commitment Letter (the “Alternative Debt Financing”), provided that such Alternative Debt Financing shall not include any Restricted Terms and (y) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement (other than as expressly provided otherwise), the term “Debt Financing” shall be deemed to include any Alternative Debt Financing arranged in compliance herewith, and the terms “Debt Commitment Letter” and “Definitive Agreement” shall be deemed to include any commitment letter (or similar agreement) or definitive agreement with respect to any such Alternative Debt Financing; provided, that, notwithstanding anything to the contrary herein, in no event shall any Alternative Debt Financing or amendment with respect to the Debt Commitment Letter be deemed to materially and adversely expand the obligations set forth in this Section 5.20 of the Company and its Subsidiaries.

(b) Parent shall promptly notify the Company in writing (i) of any breach or default by any party to any Commitment Letter, (ii) of the receipt by any of Parent or Merger Sub or any of their Affiliates of any written notice from any Debt Financing Source with respect to any actual or threatened breach, dispute, termination or repudiation by any party to any Commitment Letter (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any Definitive Agreement with respect thereto), (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to fund the Financing Amount (taking into account the Cash Equity) on the terms (or on such other terms not materially less favorable to Parent), in the manner or from the sources contemplated by the Commitment Letters at or prior to the time that the Closing is required to occur pursuant to the terms hereof and (iv) of the termination or expiration of the Debt Commitment Letter. Upon the request of the Company, Parent shall keep the Company reasonably informed (and provide information reasonably requested by the Company) including, without limitation, relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence; provided that Parent shall not be obligated to provide any information that would jeopardize any attorney-client privilege on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.20(b) shall not relieve Parent of its obligation to consummate the Contemplated Transactions.

(c) Notwithstanding anything to the contrary, nothing in this Section 5.20 shall require (i) funding of any equity financing other than the Cash Equity portion of the Financing (including any Additional Cash Equity), (ii) the incurrence of any debt financing other than the Debt Financing or any Alternative Debt Financing, or (iii) the payment of fees in connection with the Debt Financing or the Cash Equity portion of the Financing in excess of the amounts contemplated by the Debt Commitment Letter and Equity Commitment Letter.

(d) Prior to the Closing, (i) with respect to the Company Credit Agreements the Company shall, and shall cause its Subsidiaries to obtain from the Company’s existing banking lenders under the Company Credit Agreements (or the relevant agent therefor) customary payoff letters, lien releases and instruments of termination or discharge, if applicable, in form and substance reasonably satisfactory to the Parent, at least one (1) Business Day prior to the Closing Date (and shall use commercially reasonable efforts to obtain drafts of such customary payoff letters by the date that is at least five (5) Business Days prior to the Closing Date), and (ii) with respect to the Company Convertible Notes, the Company shall comply with Section 5.21. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide, and shall cause its Representatives to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; it being understood and agreed that the actions set forth in clauses (i) through (vii) of this Section 5.20(d) do not so unreasonably interfere), including, but not limited to, using reasonable best efforts to, upon Parent’s request:

(i) participate in a reasonable number of virtual meetings, conference calls, presentations and due diligence sessions with arrangers, potential lenders and/or rating agencies, at reasonable times and locations mutually agreed, and upon reasonable notice;

(ii) assist Parent with the preparation of customary rating agency presentations and investor and lender presentations required in connection with the Debt Financing;

(iii) assist Parent in connection with the preparation of (but not executing prior to the Closing) any loan agreement, guarantees, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Lenders and otherwise reasonably cooperating with Parent and the Lenders in facilitating the pledging of collateral and the granting of security interests relating to the collateral if required by the Debt Commitment Letter, it being understood that such documents will not take effect until the Closing;

(iv) provide or obtain customary closing and perfection certificates and insurance, in each case, as reasonably requested by Parent provided that they are contingent on the completion of the Debt Financing;

(v) take all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(vi) furnish Parent with the Required Information; and

(vii) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and customary beneficial ownership certifications.

The foregoing notwithstanding, nothing in this Section 5.20 or otherwise shall require (i) any persons who are directors of the Company or any of its Subsidiaries prior to the Closing Date to pass resolutions or consents to approve or authorize any aspect of the Debt Financing to the extent they are not continuing in the same role following the Closing Date; (ii) the Company and its Subsidiaries to pass resolutions or consents to approve or authorize any aspect of the Debt Financing prior to the Closing that is not contingent on the occurrence of the Closing; (iii) the Company or any of its Subsidiaries or any of their respective Representatives to enter into any agreement (other than customary authorization letters and KYC/beneficial ownership certification documentation) or undertake any obligation which becomes effective prior to the Closing and that is not contingent on the occurrence of the Closing; (iv) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense, in each case prior to the Closing that is not contingent on the occurrence of the Closing; (v) the Company, any Subsidiary or any Representative thereof to deliver any opinion or solvency certificate; (vi) the Company or any of its Subsidiaries to take any action that could reasonably be expected to (A) conflict with, or result in any violation or breach of, or default under, the organizational documents thereof, any applicable Law, or any material contract to which it is a party; (B) result in the waiver of any legal privilege or (C) cause any condition to the Closing set forth in Article VI to not be satisfied; (vii) any Representative of the Company to deliver any certificate or take any other action in any personal capacity; (viii) the preparation of quarterly or annual financial statements for the Company with a different fiscal quarter end or fiscal year end than the Company’s current fiscal quarter end and fiscal year end dates; or (ix) the Company or any of its Subsidiaries to provide or cause to be provided any Excluded Information or any other financial information other than the Required Information.

(e) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and reasonably documented out-of-pocket costs and expenses (including reasonable and reasonably documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.20(e) (other than the preparation of its normal quarterly and annual financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, charges or expenses (including reasonable attorneys’ fees), suffered or incurred by them in connection with (i) the Debt Financing (including the arrangement or obtaining thereof), (ii) any action taken by them pursuant to this Section 5.20(e), or (iii) any information utilized in connection with the Debt Financing except with respect to any historical financing statements or other information provided by or on behalf of the Company or any of its Subsidiaries in writing specifically for use in connection with any Debt Financing, except to the extent resulting from the gross negligence, fraud or willful misconduct of the Company or any of its Subsidiaries or Representatives, arising from incorrect or misleading information provided by Company or any of its Subsidiaries or Representatives, or to the extent that the indemnity relates to matters with respect to which the Parent is entitled to indemnity hereunder.

(f) Notwithstanding anything to the contrary, the Company shall be deemed to have complied with Section 5.20(d) for all purposes of this Agreement (including Article III) unless the Debt Financing has not been obtained primarily as a result of the Company’s breach of its obligations under Section 5.20(d). For the avoidance of doubt, the parties acknowledge and agree that (i) the provisions contained in Section 5.20(d) represent the sole obligation of the Company and its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing, and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations and (ii) any action taken or omitted to be taken by the Company or its Subsidiaries with respect to the matters contemplated by this Section 5.20 will not be taken into account for purposes of determining whether any condition to the transactions contemplated hereby has been satisfied.

(g) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidential Disclosure Agreements; it being understood that Parent and its Representatives may disclose such information to its Debt Financing Sources. The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries.

Section 5.21. Treatment of Company Convertible Notes.

(a) The Company, the Surviving Corporation and Parent, will take all necessary action to execute and deliver supplemental indentures to the Trustee (as defined in the Convertible Notes Indenture) at or prior to the Effective Time with respect to the Company Convertible Notes, to provide, among other things, that at and after the Effective Time, the right to convert the Company Convertible Notes shall be changed into a right to convert each $1,000 principal amount of Company Convertible Notes into Reference Property (as defined in the Convertible Notes Indenture) that consists of the Merger Consideration that a holder of a number of Shares equal to the Conversion Rate (as defined in the Convertible Notes Indenture) immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger. As promptly as practicable following the date hereof and otherwise as reasonably requested by Parent, the Company will provide Parent with the position listing of the Company Convertible Notes, including the number of record holders. In addition, (1) the Company will provide the Fundamental Change Company Notice (as defined in the Convertible Notes Indenture), and such other matters as may be required or advisable under the Convertible Notes Indenture, to each holder of Company Convertible Notes, the Trustee and the Paying Agent (as defined in the Convertible Notes Indenture) on or before the 20th calendar day after the occurrence of the Effective Time and simultaneously with providing such Fundamental Change Company Notice, publish a notice containing the information contained in such Fundamental Change Company Notice, in accordance with Section 15.02(c) of the Convertible Notes Indenture and (2) prior to and after the Effective Time, the Company and Surviving Corporation will take all such other actions as may be required in accordance with, and subject to, the terms of the Convertible Notes Indenture including delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to comply with the Convertible Notes Indenture. Prior to taking any of the foregoing actions prior to the Effective Time, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof. Parent shall be given a reasonable opportunity to review any notice, announcement, certificate or legal opinion before such document is provided to the trustee under the Convertible Notes Indenture prior to the Effective Time, and the Company shall give reasonable and good faith consideration to any comments made by Parent. The Company will not make any settlement election under or make any change to the terms of the Convertible Notes Indenture or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture) without the prior written consent of Parent.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all parties hereto) at or prior to the Effective Time of each of the following conditions:

(a) No order, injunction or decree issued by any Governmental Body of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction, or decree will have been enacted, entered, promulgated, or enforced (and continue to be in effect) by any Governmental Body that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions.

(b) The Company Requisite Vote shall have been obtained.

(c) Any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Contemplated Transactions in accordance with the HSR Act shall have expired, or been terminated or obtained, as applicable.

Section 6.2. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.1 and Section 3.2 are true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) Section 3.3(a), Section 3.3(c) and the first sentence of Section 3.22 are true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) Section 3.9, Section 3.22 (other than the first sentence of Section 3.22) and Section 3.23 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) any other representations and warranties of the Company set forth in Article III are true and correct either when made or at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) would not have a Company Material Adverse Effect;

(b) The Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under this Agreement at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been a Company Material Adverse Effect that is continuing as of the Closing Date; and

(d) The Company shall have delivered to Parent a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying as to the satisfaction by the Company of the conditions described in clauses (a), (b) and (c) of this Section 6.2.

Section 6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true, correct and complete in all respects as of the date of this Agreement and shall be true, correct and complete in all respects as of the Effective Time as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Parent Material Adverse Effect) would not have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent and Merger Sub are required to comply with or to perform under the Agreement at or prior to the Closing Date;

(c) Parent shall have delivered to the Company a certificate signed by an authorized officer or Parent, dated the Closing Date, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in clauses (a) and (b) of this Section 6.3; and

(d) The CVR Agreement shall be in full force and effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a) Any court of competent jurisdiction or other Governmental Body has issued an order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the terms of this Section 7.2(a) are not available to any party hereto unless such party has complied with its obligations under this Agreement in all material respects, including Section 5.7;

(b) The Effective Time has not occurred on or prior to December 6th, 2023 (the “Outside Date”); provided, however, that the terms of this Section 7.2(b) are not available to any party hereto unless such party has complied in all material respects with its obligations under this Agreement, including Section 5.7; or

(c) The Company Requisite Vote shall not have been obtained at the Stockholders’ Meeting or any adjournment or postponement thereof.

Section 7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, by the Company, if:

(a) There has been a breach in any material respect of any covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of the conditions in Section 6.1 (and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period); provided that the Company will not have the right to terminate this Agreement pursuant to this Section 7.3(a) if it is then in material breach of this Agreement; or

(b) The Company Board or any committee thereof effects a Change of Board Recommendation in respect of a Superior Proposal in accordance with Section 5.3(e); provided, that, prior to any such termination, (i) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement in respect of such Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.3, (ii) the Company has complied in all material respects with the provisions of Section 5.3 and (iii) the Company pays to Parent (or one or more of its designees) the termination fee due pursuant to Section 7.5(b); or

(c) (i) The Closing shall not have occurred on or before the date required by Section 1.2, (ii) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, as applicable, each of which would be, at the time of the termination of this Agreement, satisfied if the Closing were to occur at such time), (ii) the Company has certified to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (iii) Parent and Merger Sub fail to consummate the Closing prior to 5:00 p.m. on the third (3rd) Business Day following the date of receipt of such written notification by Parent and Merger Sub.

Section 7.4. Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent, if:

(a) There has been a breach in any material respect of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of the conditions in Section 6.1 or Section 6.2 (and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) within thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period); provided that the Parent will not have the right to terminate this Agreement pursuant to this Section 7.4(a) if it is then in material breach of this Agreement; or

(b) (i) The Company Board or any committee thereof effects a Change of Board Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, or (iii) the Company shall have committed a material Intentional Breach of Section 5.3.

Section 7.5. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than Section 5.2(b), Section 7.5, Section 7.6 and Article VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that except in a circumstance where the termination fee is paid pursuant to Section 7.5(b) or (f) below, no such termination will relieve any Person of any liability for damages resulting from fraud or material breach of this Agreement occurring prior to such termination that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”); provided, that notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 7.5), in no event shall the Parent Parties have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to this Article VII for an aggregate amount greater than the amount of the Parent Termination Fee and any amounts owing under Section 5.20(e).

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(b) or Section 7.2(c) or by Parent pursuant to Section 7.4(a) as a result of a breach or inaccuracy described in such Section that first occurred following the making of a Acquisition Proposal of the type referenced in the following clause (B), (B) any Person has publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination, which Acquisition Proposal has not been publicly withdrawn prior to the date of such termination and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12)-month period);

Then, in any such case, the Company shall pay Parent a termination fee of $4,900,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than seven (7) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be payable to Parent upon consummation of the transaction referenced therein. The Company will not be required to pay the Company Termination Fee pursuant to this Section 7.5(b) more than once.

(c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(c) then the Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent and its Affiliates of all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions (including all fees and expenses of Debt Financing Sources, counsel, accountants, investment banks, advisors and consultants to Parent) at or prior to the time of such termination (the “Reimbursement Payment”). If, following the payment of any Reimbursement Payment, the Company Termination Fee becomes payable to Parent, the amount of the Reimbursement Payment actually paid prior to such time shall offset the amount of the Company Termination Fee Payable by the Company to Parent. The maximum amount payable for the Reimbursement Payment shall be $1,750,000.

(d) Without limiting Parent and Merger Sub’s injunctive, specific performance, and equitable relief rights, as and only to the extent expressly permitted by Section 8.12, if paid, Parent’s receipt of each of the Company Termination Fee and Reimbursement Payment is the sole and exclusive remedy of Parent and Merger Sub in respect of this Agreement.

(e) The Company acknowledges that the agreements contained in Section 7.5(b) and Section 7.5(c) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) or Section 7.5(c) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b) or Section 7.5(c), the Company shall pay to Parent or Merger Sub interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) Parent Termination Fee.

(i) In the event this Agreement is terminated by the Company pursuant to Section 7.3(a) or Section 7.3(c), Parent shall pay to the Company an amount equal to $6,750,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds within seven (7) Business Days following such termination. Parent and the Company acknowledge that (A) the Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Parent Termination Fee is payable, which amount would otherwise be impossible to calculate with precision and (B) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(ii) Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance, and equitable relief rights, as and only to the extent expressly permitted by Section 8.12, (i) the Company’s right to terminate this Agreement pursuant to Section 7.3(a) or Section 7.3(c) and to receive payment of the Parent Termination Fee in the circumstances in which it is payable by Parent pursuant to Section 7.5(f)(i) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Company and any of its Affiliates against Parent and any of its Affiliates or any of its or their respective former, current, or future shareholders, partners, members, or Representatives, any Debt Financing Sources and the Equity Investor (each, a “Parent Party”) for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Contemplated Transactions and (ii) upon payment of the Parent Termination Fee to the Company, none of Parent or any of its Affiliates, or any of its or their respective former, current, or future shareholders, partners, members, or Representatives, any of the Debt Financing Sources or the Equity Investor shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether an Intentional Breach or otherwise), the termination of this Agreement, or failure to consummate the Contemplated Transactions.

(iii) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that if the Closing does not occur, the maximum aggregate liability of Parent and the Parent Parties for monetary damages relating to or arising out of this Agreement, the Debt Financing, or the Cash Equity, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether an Intentional Breach or otherwise), the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement, shall be limited to an amount equal to the Parent Termination Fee and any amounts owing under Section 5.20(e), and in no event shall the Company or any of its Affiliates seek to recover any money damages in excess of such amount. In no event will the Company or any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Party with respect to this Agreement, the Subscription Agreements, the Support Agreements, the CVR Agreement, the Commitment Letters, the Guaranty, the Confidential Disclosure Agreements or the Contemplated Transactions (including any breach by any Parent Party), the termination of this Agreement, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of a fraud or Intentional Breach), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement.

(iv) For the avoidance of doubt, while the Company may pursue a grant of specific performance under Section 8.12 prior to termination of this Agreement and/or the payment of the Parent Termination Fee under this Section 7.5 following the termination of this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent both a grant of specific performance in accordance with Section 8.12 on the one hand, and payment of all or a portion of the Parent Termination Fee (or any other monetary damages), on the other hand.

Section 7.6. Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 7.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party hereto or parties hereto to be bound thereby. The failure of any party hereto to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII. The Confidential Disclosure Agreements will survive termination of this Agreement in accordance with its terms.

Section 8.2. Notices. All notices, requests, claims, demands, consents and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties hereto at the following addresses (or at such other address for a party hereto as have been specified by like notice):

i.	if to Parent or Merger Sub:

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Attn:    Adam Dilluvio

Email:    [**]

with an additional copy (which will not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:    Peter Handrinos

                    Leah Sauter

Email:         [**]

                    [**]

ii.	if to the Company:

Paratek Pharmaceuticals, Inc.

75 Park Plaza

Boston, MA 02116

Attn:            Evan Loh, M.D.

                    Bill Haskel

                    Jonathan Light

Email:         [**]

                    [**]

                    [**]

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn:            Tara Fisher

                    Christopher Comeau

Email:        [**]

                    [**]

Section 8.3. Certain Definitions. For purposes of this Agreement the term:

“Acquisition Proposal” means any offer or proposal made or renewed by a Person or group (other than Parent or Merger Sub) at any time after the date of this Agreement that is structured to permit such Person or group to acquire beneficial ownership or control, directly or indirectly, of twenty percent (20%) or more (on a non-diluted basis) of the total voting power of the Shares or other equity securities of the Company or twenty percent (20%) or more of the consolidated total assets, net revenue or net income of the Company and its Subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, license, recapitalization, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Action” means cause of action, audit, examination, mediation, action, suit, mediation, arbitration, proceeding, investigation or other legal proceeding.

“Additional Cash Equity” has the meaning set forth in Section 5.20(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Alternative Debt Financing” has the meaning set forth in Section 5.20(a).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto, the UK Bribery Act of 2010, as amended, or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition.

“Approval” has the meaning set forth in Section 3.6.

“Book-Entry Share” has the meaning set forth in Section 2.4(c).

“Business Day” means a day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Cash Consideration” has the meaning set forth in Section 2.1(a)(i).

“Cash Equity” has the meaning set forth in Section 4.10(a).

“Certificate” has the meaning set forth in Section 2.4(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change of Board Recommendation” means (a) the withdrawal, withholding, qualification or modification in a manner adverse to Parent or Merger Sub, or the public announcement of the withdrawal, withholding, qualification or modification in a manner adverse to Parent or Merger Sub, of the Company Board Recommendation, (b) approving or recommending, or resolving to or publicly proposing to approve, endorse or recommend, any Acquisition Proposal, (c) the failure, by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal (including by taking no position or a neutral position with respect to such Acquisition Proposal) and not tender any Shares into such tender or exchange offer, (d) the failure to include in the Proxy Statement the Company Board Recommendation, or (e) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receiving a written request from Parent to provide such public reaffirmation.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.10(b).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2.

“Company Convertible Notes” means the $165.0 million aggregate principal amount of 4.75% Convertible Senior Subordinated Notes due 2024 issued pursuant to the Convertible Notes Indenture.

“Company Credit Agreements” means, collectively, (i) Loan Agreement, dated as of December 31, 2020, by and between R-Bridge Healthcare Cayman AIV, L.P. and PRTK SPV2 LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (ii) Loan Agreement, dated as of February 25, 2019, by and between Healthcare Royalty Partners III, L.P. and Paratek Royalty Corporation, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Awards” has the meaning set forth in Section 2.2(b).

“Company Equity Plan” means the Company ESPP, the Company 2009 Employee Stock Purchase Plan, the Company 2006 Equity Incentive Plan, the Company 2014 Equity Incentive Plan, the Company 2015 Equity Incentive Plan, the Company 2015 Inducement Plan, the Company 2017 Inducement Plan.

“Company ESPP” has the meaning set forth in Section 2.2(e).

“Company ESPP Option” means a right to purchase Shares granted under the Company ESPP.

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, circumstance, condition, facts or state of facts or worsening thereof or other matter that, individually or in the aggregate, has, or is reasonably expected to have, have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, circumstances, conditions, facts or state of facts or worsening thereof, or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry and in the markets in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement, or pendency of this Agreement or the Contemplated Transactions; (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism (including the Russian-Ukrainian War or cyber-terrorism); (e) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event; (f) any COVID-19 Measures; (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry and in the markets in which the Company and its Subsidiaries operate; (h) the performance of this Agreement and the Contemplated Transactions, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company (i) at the request or with the prior written consent of Parent or Merger Sub or (ii) due to Parent not granting a consent requested by the Company; (i) the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with this Agreement or the Contemplated Transactions or (ii) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions, or the settlement of any litigation pending as of the date of this Agreement; (j) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement or (k) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of any competitors of the Company; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Permits” has the meaning set forth in Section 3.20(b).

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former Service Provider, or with respect to which the Company or any of its Subsidiaries has any material Liability; provided, however, that Company Plan will not include any Plan that is sponsored or maintained by a Governmental Body or maintained for the benefit of current or former Service Providers who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are not in excess of what is required to be provided by Law. For clarity, “Company Plans” includes “Company Equity Plan”.

“Company Preferred Stock” has the meaning set forth in Section 3.3(a).

“Company PSU” means a performance stock unit award covering Shares that is subject to performance-based vesting conditions granted under a Company Equity Plan.

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company RSU” means a restricted stock unit award covering Shares that is subject to vesting conditions based solely on continued employment or service granted under a Company Equity Plan.

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Stock Option” means an option to purchase Shares granted under a Company Equity Plan.

“Company Termination Fee” has the meaning set forth in Section 7.5(b).

“Company Warrant” means a warrant to purchase Shares granted under a Company Warrant Agreement.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of August 1, 2018 and that certain Warrant Agreement, dated as of August 5, 2020.

“Confidential Disclosure Agreements” means, collectively, the Mutual Confidentiality Agreement dated as of August 15, 2022, by and between Gurnet Point Capital, LLC and the Company and the Nondisclosure and Confidentiality Agreement dated as of January 6, 2023, by and between Gurnet Point Capital, LLC, Novo Holdings Equity US Inc. and the Company.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Continuing Employee” has the meaning set forth in Section 5.5(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Convertible Notes Indenture” means the Indenture, dated as of April 23, 2018, by and between the Company and U. S. Bank National Association (including the form of the 4.75% Convertible Senior Subordinated Note due 2024).

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof.

“Current Option Period” has the meaning set forth in Section 2.2(e).

“CVR In-the-Money Option” means a Company Stock Option that has an exercise price per Share that is equal to or greater than the Cash Consideration and less than $3.00.

“CVR” has the meaning set forth in Section 2.1(a)(i).

“CVR Agreement” has the meaning set forth in Section 2.1(a)(i).

“CVR Payment” has the meaning set forth in Section 2.2(a)(i).

“Data Partners” has the meaning set forth in Section 3.21(a).

“DEA” means the United States Drug Enforcement Administration.

“Debt Commitment Letter” has the meaning set forth in Section 4.10(b).

“Debt Financing” has the meaning set forth in Section 4.10(b).

“Debt Financing Sources” means the Lenders and/or any other persons that have committed to provide, or have otherwise entered into agreements in connection with, and any additional or replacement lender, arranger, bookrunner, agent, or other entity acting in a similar capacity pursuant to, the Debt Financing or any Alternative Debt Financing in connection with the Contemplated Transactions, together with their respective Affiliates, and the respective officers, directors, employees, general or limited partners, trustees, equityholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Definitive Agreements” has the meaning set forth in Section 5.20(a).

“Determination Notice” means any written notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws concerning pollution or protection of the environment or human health (in regards to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Equity Award Consideration” has the meaning set forth in Section 2.2(b).

“Equity Commitment Letter” has the meaning set forth in Section 4.10(a).

“Equity Investor” has the meaning set forth in Section 4.10(a).

“ERISA” has the meaning set forth in Section 3.17(b).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means (a) any description of capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates on or after the Closing Date, (b) any information customarily provided by a lead arranger in a customary information memorandum for a bank financing, including sections customarily drafted by a lead arranger, such as those regarding confidentiality, timelines, syndication process and limitations of liability, (c) any segment reporting financial information to the extent not otherwise prepared by the Company, (d) any pro forma, projected or forward-looking information, (e) any information relating to transactions anticipated by Parent or Merger Sub (but not by the Company or its Subsidiaries) to occur after the Closing Date and (f) any information with respect to any person other than (i) the Company and its Subsidiaries and (ii) officers of the Company or any of its Subsidiaries who will remain in such capacity after the Closing Date.

“Exclusive Intellectual Property” means all Intellectual Property that is or has been licensed exclusively to the Company or any of its Subsidiaries, as of the date of this Agreement.

“Ex-Im Laws” means (i) all U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection, and (ii) all non-U.S. Laws relating to export, reexport, transfer and import controls, including the EU Dual Use Regulation, except to the extent inconsistent with U.S. Laws.

“FDA” has the meaning set forth in Section 3.20(a).

“FDA Laws” has the meaning set forth in Section 3.20(a).

“FDCA” has the meaning set forth in Section 3.20(a).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“Filing” has the meaning set forth in Section 3.6.

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Financing” has the meaning set forth in Section 4.10(b).

“Financing Amount” has the meaning set forth in Section 4.10(d).

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” means (a) any petroleum products or byproducts, radioactive materials, friable asbestos or other similarly hazardous substances or (b) any waste, material or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or terms of similar import under any Environmental Law.

“Health Care Laws” means, to the extent related to the conduct of Parent’s business or the Company’s business, as applicable, as of the date of this Agreement, means (a)all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (e) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, (f) the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), (g) the Public Health Service Act (42 U.S.C. § 256b) and (h) the VA Federal Supply Schedule (38 U.S.C. § 8126).

“HSR Act” has the meaning set forth in Section 3.6.

“In-the-Money Option” means a Company Stock Option that has an exercise price per Share that is less than the Cash Consideration.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business and other than payments due under license agreements), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under Finance Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 5.6(b).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; (e) computer software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing, (f) moral rights, rights of publicity, industrial designs, and industrial property rights, (g) the right to sue for past, present and future infringement, misappropriation, dilution or violation of any of the foregoing or for any injury to goodwill and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, damages (including without limitation, attorneys’ fees and expert fees) and proceeds of suit, and (h) all other intellectual property rights, whether registered or unregistered, with respect to (a)-(h), in any jurisdiction worldwide.

“Intentional Breach” has the meaning set forth in Section 7.5(a).

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that is materially beneficial to the business, financial condition, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole, that (i) does not involve or relate to the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement, and (ii) was not known to the Company Board or any committee thereof on the date of this Agreement (or if known, the material consequences of which were not reasonably foreseeable to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any material consequence thereof, becomes known to the Company Board or any committee thereof prior to the receipt of the Company Requisite Vote; provided, however, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (a) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Shares (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (c) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (d) changes in general United States or other national, regional or global economic, regulatory, legislative, credit, capital market or financial market conditions, or changes in the economic, business and financial environment generally affecting the principal industries in which the Company operates (provided, however, that if the changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company operates, such changes may be taken into account in determining whether an Intervening Event has occurred to the extent of such disproportionate impact); (e) any improvements in conditions resulting from or relating to COVID-19 existing as of the date of this Agreement, including improvements in economic or operating conditions; (f) adoption, implementation, enforcement, promulgation, repeal, modification, amendment interpretation or other changes in applicable Law or GAAP or any regulatory environment or regulatory enforcement environment; (g) any regulatory, pre-clinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Product of the Company (including any collaboration products) or with respect to any product of Parent or any of its Subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof); (h) FDA Approval (or other clinical or regulatory developments) and (i) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any Product of the Company or any products or product candidates of any competitors of the Company.

“IP Contracts” means all Contracts in force as of the date of this Agreement related to any rights, title or interests with respect to the Company’s Intellectual Property and under which (a) the Company or any its Subsidiaries has obtained from or granted to any third party any license, option, covenant not to sue, co-existence agreement, settlement agreement, consent agreement, security interest or other right, title or interest in or (b) the Company or its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, as of the date of this Agreement, except for Off-the-Shelf Software, shrink-wrap, or click-wrap licenses and/or other licenses for commercially available software with annual license fees under $10,000, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements, evaluation agreements, licenses or restricted use provisions that arise out of the purchase of reagents from suppliers or through catalogs, and any non-exclusive license that is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something unrelated to the licensed Intellectual Property and the exercise of such non-exclusive license is restricted to such transaction itself.

“IT Assets” has the meaning set forth in Section 3.21(c).

“Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 8.3(a) of the Parent Disclosure Letter.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 8.3(b) of the Company Disclosure Letter.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes, but is not limited to, Health Care Laws and Environmental Laws.

“Lenders” has the meaning set forth in Section 4.10(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Communication” has the meaning set forth in Section 5.8.

“Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Stock Market LLC.

New Severance Plan” means the Company’s Amended and Restated Change in Control Severance Plan, as approved on June 6, 2023.

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fifth (5th) Business Day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any material change in the terms of any Acquisition Proposal or Superior Proposal, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the third (3rd) Business Day after delivery of such revised Determination Notice.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of the Company, Parent or any of their Subsidiaries, as applicable, (c) that is used for business infrastructure or other internal purposes and (d) was licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year.

“Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluations maintained by the FDA as of the date of this Agreement.

“Outside Date” has the meaning set forth in Section 7.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned (exclusively or jointly) by the Company or its Subsidiaries, as of the date of this Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions.

“Parent Party” has the meaning set forth in Section 7.5(f)(ii).

“Parent Termination Fee” has the meaning set forth in Section 7.5(f)(i).

“Patents” means issued patents (including issued utility and design patents), and any pending applications for the same, including any divisionals, provisionals, counterparts, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, confirmations, certificate of inventorship, extensions and renewals thereof.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, registrations, and permits and other similar authorizations of all Governmental Bodies and all other Persons, and amendments and modifications of any of the foregoing.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent and that are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property which are not violated by the current use and operation of the leased Company Real Property, (d) minor Liens of record in respect of covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property that do not, individually or in the aggregate, render title to the property encumbered or affected thereby unmarketable or materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens and Liens securing rental payments under Finance Leases and (g) those matters identified in Section 8.3(c) of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means data and information, in any form, that is reasonably capable, directly or indirectly, of being associated with, related or linked to or used to identify, describe, contact or locate, a natural Person, or is considered “protected health information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements and for the avoidance of doubt includes pseudonymized data.

“PHSA” has the meaning set forth in Section 3.20(a).

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, policy, program, agreement or arrangement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, commission, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, retiree health or welfare, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, tuition assistance, fringe or other plan, policy, program, agreement or arrangement providing compensation or benefits.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Laws” means foreign or domestic Laws, binding guidance, guidelines or standards, in each case, as amended, consolidated, re-enacted or replaced from time to time, relating to privacy, data security, or Processing of Personal Information; data breach notification; website privacy policies and practices; and email, text message, or telephone communications.

“Privacy Notices” has the meaning set forth in Section 3.21(a).

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Process”, “Processed” or “Processing” means the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, or what is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Products” means any product that the Company has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company.

“Reference Date” means January 1, 2020.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Required Information” means the financial statements of the Acquired Business (as defined in the Debt Commitment Letter) set forth in paragraph 2 of Exhibit C of the Debt Commitment Letter.

“Restricted Terms” has the meaning set forth in Section 5.20(a).

“Rights Agent” has the meaning set forth in Section 2.1(a)(i).

“RPIP” means the 2018 Revenue Performance Incentive Plan of the Company and any associated RPIP award agreement.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been since the Reference Date the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), and the United Nations Security Council.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“Schedule 13E-3” has the meaning set forth in Section 3.6.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.21(c).

“Service Provider” has the meaning set forth in Section 3.17(e).

“Shares” has the meaning set forth in the Preamble.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a written Acquisition Proposal made after the date of this Agreement by any Person that did not result from a breach of Section 5.3 (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (i) is reasonably likely to be consummated if accepted, and (ii) is superior for the Company’s stockholders (solely in their capacity as such), from a financial point of view, to the Contemplated Transactions, taking into account the financial, legal, regulatory, conditionality and other terms, the identity of the third party making such Acquisition Proposal, anticipated timing and the likelihood of consummation of such Acquisition Proposal, the reliability of any debt or equity funding commitments, any termination or breakup fees, expense reimbursement provisions and all other aspects of such Acquisition Proposal that the Company Board or a committee thereof has deemed relevant.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Trade Control Laws” has the meaning set forth in Section 3.10(f).

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, know-how, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, service names, logos or business models, slogans, trade dress and other indicia of source or origin, whether registered or unregistered, and any applications and registrations for the foregoing and the extensions and renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Transfer Taxes” means and sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“Treasury Regulations” has the meaning set forth in Section 2.6.

“WARN” has the meaning set forth in Section 3.19(b).

Section 8.4. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties hereto as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.5. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall have the right without the prior written consent of any of the other parties hereto, to assign all or any portion of its rights, interests, and obligations under this Agreement to (a) in the case of Merger Sub one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, so long as such assignment would not have a Parent Material Adverse Effect an no such assignment shall release Parent from any of its obligations hereunder and (b) any agent for the Debt Financing Sources (so long as Parent remains fully liable for all of its obligations hereunder) for purposes of creating a security interest herein or otherwise assigning collateral in respect of any Debt Financing.

Section 8.6. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein), the Subscription Agreements, the Support Agreements, the CVR Agreement, the Confidential Disclosure Agreements, the Commitment Letters and the Guaranty constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that the Confidential Disclosure Agreements will survive the execution or termination of this Agreement and remain in full force and effect. Except for (a) the rights of the holders of Shares to receive the Merger Consideration, and the holders of Company Stock Options and Company Equity Awards to receive the consideration described in Section 2.2, (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Stock Options and Company Equity Awards (each of which are third party beneficiaries hereunder to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 8.12 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s breach of this Agreement, (c) as provided in Section 5.6 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions) and (d) as provided in Section 8.14 (with respect to the Debt Financing Sources), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.9. Counterparts. This Agreement may be executed and delivered (including by facsimile, email transmission or DocuSign) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.10. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED DOCUMENT, THE DEBT FINANCING OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11. Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method.

Section 8.12. Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, subject to Section 8.12(b), in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Cash Equity pursuant to the terms and conditions of the Equity Commitment Letter and to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, as applicable, each of which would be satisfied if the Closing were to occur at such time), (ii) the Debt Financing (or Alternative Debt Financing in accordance with Section 5.20) has been funded or will be funded at the Closing, (iii) the Company has confirmed to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent and Merger Sub fail to effect the Closing prior to 5:00 p.m. on the third (3rd) Business Day following the date of receipt of such written notification by Parent and Merger Sub.

Section 8.13. Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been uploaded to the virtual data room hosted on DealRoom under the project name “Project Resistance” at least two (2) Business Days prior to the date of this Agreement. References to “ordinary course of business” refer to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, including reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economics and other conditions, circumstances or events, including relating to or arising from COVID-19 or COVID-19 Measures and the results thereof. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will not be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

Section 8.14. Debt Financing Source Matters. Notwithstanding anything herein to the contrary (but in all cases subject to and without in any way limiting the liability or obligations of the Debt Financing Sources, and the rights, remedies and claims of Parent or any of its Affiliates, under or pursuant to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing), Company, on behalf of itself and its Subsidiaries, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the Contemplated Transactions or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) agrees that the Debt Commitment Letter, the Definitive Agreements and/or the Debt Financing and any dispute arising under, out of, in connection with or related in any manner to the Debt Commitment Letter, the Definitive Agreements and/or Debt Financing will be governed by and construed in accordance with the Laws of the State of New York, (c) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect of any ligation directly or indirectly arising out of the Debt Commitment Letter, the Definitive Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder, (d) agrees (without limiting the foregoing clause (a)) not to bring any suit, action or proceeding against the Debt Financing Sources or which may arise pursuant to the Debt

Commitment Letter, the Definitive Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder in any forum other than a New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and the Company on behalf of itself and its Subsidiaries irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not, and will not support any of its Affiliates in bringing, any suit, action or proceeding in any other court, (e) agrees that only Parent, Merger Sub, Surviving Corporation or their respective Subsidiaries shall be permitted to bring any claim (including any claim for specific performance) against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter), (f) agree in no event will any Debt Financing Source be liable to the Company or its Subsidiaries for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing and (g) agree that the Debt Financing Sources are express third party beneficiaries of Section 7.5(f)(ii) and this Section 8.14 of this Agreement, and the Debt Financing Sources may enforce such rights under such provisions and such provisions (and any definitions used in such provisions or any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would materially modify and abrogate the substance of this Section) shall not be amended, supplemented, waived or otherwise modified in any way adverse to any Debt Financing Source without the prior written consent of each related Debt Financing Source. Notwithstanding anything to the contrary contained herein, any modification, waiver or termination of (i) Section 8.5, (ii) Section 8.7, (iii) Section 8.10, (iv) Section 7.7, (v) the proviso of Section 8.6 or (vi) this Section 8.14 or the definition of “Debt Financing Sources” (or any other provision of this Agreement to the extent such modification, waiver or termination would modify the substance of such Sections or such definition) that is adverse to any Debt Financing Sources will not be effective without the prior written consent of the Lenders. This Section 8.14 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 8.14 will survive any termination of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESISTANCE ACQUISITION, INC.
By:	/s/ Adam Dilluvio
Name:	Adam Dilluvio
Title:	Secretary and Treasurer

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESISTANCE MERGER SUB, INC.

By:	/s/ Adam Dilluvio
Name:	Adam Dilluvio
Title:	Secretary and Treasurer

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Evan Loh
Name:	Evan Loh, M.D.
Title:	Chief Executive Officer

Exhibit 10.1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), is entered into by and between Resistance Acquisition, Inc., a Delaware corporation (“Parent”), and [•], a [•] (“Rights Agent”).

RECITALS

WHEREAS, Parent, Resistance Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of June 6, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will convert into the right to receive (i) the Cash Consideration and (ii) one (1) contractual contingent value right as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least forty percent (40%) of the outstanding CVRs.

“BARDA Contract” means that certain Award/Contract, dated as of December 18, 2019, by and between ASPR-BARDA and the Company, as modified March 27, 2020, July 29, 2021, September 23, 2021 and December 15, 2022 and as it may be further amended or supplemented from time to time pursuant to the terms thereto.

“BARDA Payments” means all fees, milestones, funding, reimbursements and any and all other payments paid to or accrued by any Selling Entity pursuant to or in connection with the BARDA Contract or from the Biomedical Advanced Research and Development Authority.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of this Agreement shall commence on the Effective Time and end on December 31 of the year in which the Effective Time occurs.

“Commercially Reasonable Efforts” means, with respect to the achievement of the Milestone, carrying out those obligations and tasks in a good faith, diligent manner without unreasonable interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with commercially reasonable practices of a pharmaceutical company of comparable size as the Company relating to commercializing a similar product or product candidate, as applicable, at a similar stage in its development or product life as NUZYRA, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with NUZYRA), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of NUZYRA), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors; provided, however, that the potential payment of the Milestone Payment Amount under this Agreement shall not be taken into account by Parent in determining the level of efforts to be asserted to achieve the Milestone. For the avoidance of doubt, Commercially Reasonable Efforts will not mean that a party guarantees that it will actually achieve the Milestone, and a failure to achieve the Milestone may still be consistent with Commercially Reasonable Efforts.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Payments” means any payments related to NUZYRA paid to or accrued by any Selling Entity from a governmental entity solely with respect to any amounts invoiced by or on behalf of any Selling Entity resulting from a subscription model, pull incentive or other incentive mechanism created by legislation.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (i) jointly by the Rights Agent and Parent, or (ii) if such Persons fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Rights Agent.

“Loss” has the meaning set forth in Section 3.2(f).

“Milestone” means the achievement of Net Sales of NUZYRA in the United States equal to or exceeding $320 million during any Calendar Year period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means $0.85 per CVR, without interest, if, prior to or on December 31, 2026, the Milestone is achieved.

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Trigger Date” means the date on which the Milestone is first achieved.

“Net Sales” means the gross amount invoiced by or on behalf of any Selling Entity for NUZYRA sold to third parties other than any other Selling Entity, less (a) the Permitted Deductions, less (b) the BARDA Payments, less (c) the Government Payments, less (d) Royalty Revenue in each case, as determined in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles (“GAAP”), including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of NUZYRA between or among the Company, its Affiliates, distributors, licensees and sublicensees, for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party. In the case of any sale for value other than exclusively for money (but excluding any patient assistance programs), Net Sales will be calculated on the market price of NUZYRA in the jurisdiction of sale during the relevant period.

“Net Sales Statement” means, the written statement of Parent, setting forth with reasonable detail: (1) a calculation of cumulative Net Sales in the United States of NUZYRA for the period to which the Net Sales Statement relates, (2) a calculation of the Permitted Deductions recorded during the period to which the Net Sales Statement relates, (3) a calculation of the BARDA Payments recorded during the period to which the Net Sales Statement relates, (4) a calculation of the Government Payments recorded during the period to which the Net Sales Statement relates, (5) a calculation of Royalty Revenue recorded during the period to which the Net Sales Statement relates and (6) to the extent that sales for NUZYRA are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“NUZYRA” means the oral or intravenous formulations of omadacycline known as NUZYRA.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Deductions” means, without duplication, the following deductions to the extent included in the gross invoiced sales price of NUZYRA, or otherwise directly paid or incurred by the Selling Entity with respect to the sale:

(1) normal and customary trade and quantity discounts, including prompt payment discounts, actually allowed and properly taken directly with respect to sales of NUZYRA;

(2) amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to NUZYRA;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of NUZYRA, including such payments mandated by programs of Governmental Bodies;

(4) rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of Governmental Bodies;

(6) reasonable reserves made for uncollectible debt or amounts on previously sold products to the extent actual collections do not ultimately exceed the amount of Net Sales net of such reserves;

(7) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(8) transportation, freight, postage, importation, shipping insurance and other handling expenses;

(9) institutional and other buying group chargebacks;

(10) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111 148 (as amended) and reasonably allocable to sales of NUZYRA;

(11) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers, or Medicare Prescription Drug Plans relating to NUZYRA;

(12) amounts paid or credited to wholesalers for services related to the sales of NUZYRA; and

(13) required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Company.

“Permitted Transfer” means: a Transfer of a CVR (a) on death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

“Progress Report” has the meaning set forth in Section 4.5.

“Review Request Period” has the meaning set forth in Section 4.8(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Royalty Revenue” means all fees, milestones, royalties and other payments paid to or accrued by any Selling Entity by any third party licensor in consideration for a license to any Patents or other Intellectual Property of the Selling Entities, including, but not limited to, (a) any payments (including but not limited to royalties, milestones, and sublicense revenue) received by any Selling Entity pursuant to a license agreement between such Selling Entity and a third party headquartered in China, including that certain License and Collaboration Agreement, by and between Zai Lab (Shanghai) Co., Ltd. and Paratek Bermuda Ltd., dated April 21, 2017 and as it may be further amended or supplemented from time to time pursuant to the terms thereto; (b) any such payments that are made or owed pursuant to any future license agreements between the Selling entity and a third party for the exploitation of NUZYRA; (c) any royalties received by the Selling Entity under an agreement to exploit NUZYRA; and (d) any amounts received by any Selling Entity from a third party for sale of the right to receive royalties based on sales of NUZYRA.

“Selling Entity” means Parent and each of its controlled Affiliates, licensees, sublicensees and other rights transferees.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2. CONTINGENT VALUE RIGHTS

2.1. CVRs; Appointment of Rights Agent.

(a) The CVR represents the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be the holders of shares of Company Common Stock (other than any Dissenting Shares), immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement. After the date hereof, Parent may from time to time instruct the Rights Agent to include as Holders certain record holders of Company Convertible Notes who have elected to convert such Company Convertible Notes into Merger Consideration pursuant to Section 5.20 of the Merger Agreement and the First Supplemental Indenture in respect of such Company Convertible Notes.

(b) Parent hereby appoints the Rights Agent to act as Rights Agent for Parent in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2. Nontransferable. The CVR may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVR will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided and shall update and maintain the CVR Register from time to time at Parent’s instruction to reflect the then updated list of Holders (including record holders of Company Convertible Notes who have elected to convert such Company Convertible Notes into Merger Consideration pursuant to Section 5.20 of the Merger Agreement and the First Supplemental Indenture in respect of such Company Convertible Notes). The CVR Register will initially show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of Transfer of a CVR, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, promptly record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) As promptly as practicable, and in any event on or before the thirtieth (30th) calendar day following the Milestone Trigger Date, Parent will deliver to the Rights Agent a notice (the “Milestone Notice”) indicating that the Milestone was achieved. Parent will duly deposit or cause to be deposited with the Rights Agent, upon or prior to the delivery of the Milestone Notice, the applicable Milestone Payment Amount to be made to the Holders in accordance with the terms of this Agreement. Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

(b) The Rights Agent will, within twenty (20) calendar days of receipt of the Milestone Notice (each such date, a “Milestone Payment Date”), send each Holder at its registered address a copy of the Milestone Notice.    At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Milestone Payment Amount multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date.

(c) Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable tax law, as may be determined by Parent or the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Any portion of any Milestone Payment Amount that remains undistributed to the Holders six (6) months after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVR will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVR to any Holder.

(b) The CVR will not represent any equity or ownership interest in Parent or in any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, in accordance with the terms hereof.

2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

3. THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful or intentional misconduct, bad faith or gross negligence of the Rights Agent.

3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by Parent;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations or duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; provided that this Section 3.2(f) shall not apply with respect to income, receipt, franchise or similar taxes;

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the

Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution as soon as is reasonably possible will appoint a qualified successor Rights Agent, who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights that survive its resignation or removal under the terms hereunder.

4. COVENANTS

4.1. List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time.

4.2. Payment of Milestone Payment Amount. Parent will promptly deposit with the Rights Agent, for payment to each Holder, the Milestone Payment Amount, if any, prior to the Milestone Payment Date if such amount is payable in accordance with the terms of this Agreement.

4.3. Milestones. Parent shall, and shall cause its controlled Affiliates to, use Commercially Reasonable Efforts to achieve the Milestone.

4.4. Books and Records. Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder pursuant to Section 4.8 hereof.

4.5. Progress Reports. Within sixty (60) days after the end of each Calendar Year prior to the achievement Milestone Trigger Date, Parent shall provide the Rights Agent with a written report setting forth in reasonable detail the activities Parent and its Affiliates have undertaken in the preceding twelve (12)-month period to market and commercialize NUZYRA (each, a “Progress Report”).

4.6. Net Sales Statements. For each Calendar Year ending on or prior to December 31, 2026, Parent shall provide the Rights Agent with a Net Sales Statement within sixty (60) days after the end of such Calendar Year.

4.7. Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, except if and to the extent that the Rights Agent or any Holder is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Person or any of its affiliates are listed or traded, or (iii) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

4.8. Audits.

(a) Upon the written request of the Rights Agent or the Acting Holders within thirty (30) days of the delivery of any Net Sales Statement (each period, a “Review Request Period”) but no more than once per Calendar Year, Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any sale transaction reasonably requested by such Independent Accountant. The Independent Accountant shall be charged to come to a final determination with respect to only those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause to its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements. The fees charged by such accounting firm shall be paid by Parent.

(b) If the Independent Accountant concludes that the Milestone was achieved and the Milestone Payment Amount was not paid to the Holders, Parent shall pay or caused to be paid to the Rights Agent the Milestone Payment Amount with respect to each CVR within ninety (90) calendar days of the date the Acting Holders deliver to Parent the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(c) If, upon the expiration of a Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.8, the calculations set forth in such Net Sales Statement shall be binding and conclusive upon the Holders.

(d) Each Person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.8 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such Person to retain all such information disclosed to such Person in confidence pursuant to such confidentiality agreement.

5. AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Notwithstanding anything else to the contrary herein, without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVR is not subject to registration under the Securities Act or the Exchange Act;

(v) to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(vi) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of sixty-five percent (65%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones,

(ii) reduce the number of CVRs, or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Section 5.3 the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6. OTHER PROVISIONS OF GENERAL APPLICATION

6.1. Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[•]

[•]

[•]

[•]

Telephone:  [•]

Facsimile:   [•]

Attention:   [•]

If to Parent, to it at:

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Email:         [***]

Attention:   Adam Dilluvio

with a copy to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Telephone:    +1.617.948.6060

Facsimile:     +1.212.751.4864

Email:           [***]

                      [***]

Attention:     Peter Handrinos

                      Leah Sauter

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3. Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent or to any purchaser or licensee of substantially all rights to NUZYRA (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub (and such other assignor, if applicable) shall remain liable for the performance by Parent and Merger Sub (and such other assignor, if applicable) of their obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, and this Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate pursuant to this Section 6.3 and each Assignee. If Parent assigns this Agreement to a third party prior to the termination of this Agreement in accordance with Section 6.9, the full Milestone Payment Amount shall become immediately due and payable to each of the Holders.

6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees, and the Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The rights of Holders are limited to those expressly provided in this Agreement.

6.5. Governing Law. This Agreement, the CVR and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties hereto need not sign the same counterpart.

6.8. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware (and the appellate courts thereof), in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware (and the appellate courts thereof); provided, that, each of the parties hereto has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, Parent and the Rights Agent may mutually agree to a jurisdiction other than Delaware for any litigation directly between Parent and the Rights Agent arising out of or relating to this Agreement.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

6.9. Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earlier to occur of (a) the payment in full of the potential Milestone Payment Amount required to be paid under the terms of this Agreement, (b) the expiration of the final Review Request Period (if there is no ongoing audit pursuant to Section 4.8 and assuming that any Milestone Payment Amount determined to be owed by the Independent Accountant is actually paid in accordance with the terms of this Agreement), or (c) if a written request is received during the final Review Request Period, the later of (i) the date that the final Independent Accountant’s written report is delivered to Parent and the Holders, or (ii) if applicable, the receipt of payment of the Milestone Payment Amount by all Holders, in each case, pursuant to Section 4.8.

6.10. Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

6.11. Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RESISTANCE ACQUISITION, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreements]

Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 6, 2023 is entered into by and among [•], a [•] (“Stockholder”) and Resistance Acquisition, Inc., a Delaware corporation (“Parent”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Resistance Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Paratek Pharmaceuticals, Inc. (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the Surviving Corporation (the “Merger”); and

WHEREAS, as a condition of and inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Additional Owned Shares” means all Shares and any other equity securities of the Company which are beneficially owned by Stockholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in the Merger Agreement.

“Company Stockholders Meeting” has the meaning assigned thereto in Section 2(a) hereof.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Governmental Body” has the meaning set forth in the Merger Agreement.

“HSR Act” has the meaning set forth in the Merger Agreement.

“Improved Proposal” has the meaning assigned thereto in Section 2(a)(i) hereof.

“Owned Shares” means all Shares and any other equity securities of the Company which are beneficially owned by Stockholder or any of its controlled Affiliates as of the date hereof.

“Person” means any individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof or group (as defined in Section 13(d) of the Exchange Act).

“Representatives” has the meaning assigned thereto in Section 3(b) hereof.

“Shares” has the meaning set forth in the Merger Agreement.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Surviving Corporation” has the meaning set forth in the Merger Agreement.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and the entrance into each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Stockholder Vote.

(a) Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (each, a “Company Stockholders Meeting”), Stockholder shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(i) in favor of (x) adopting the Merger Agreement (for the purposes of this Section 2(a), as it may be modified or amended from time to time) and each of the transactions contemplated by the Merger Agreement, including the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement or (y) to the extent recommended by the Board of Directors of the Company, any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer, merger or otherwise, in which stockholders of the Company would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Merger (an “Improved Proposal”),

(ii) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger or any Improved Proposal,

(iii) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal (other than the Merger Agreement or any Improved Proposal),

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case other than any Improved Proposal,

(v) against any change in the Board of Directors of the Company that is not recommended or approved by the Board of Directors of the Company (other than in connection with the transactions described in clause (i) above) and

(vi) against any proposal, action or agreement that would (1) impede, frustrate, prevent or delay any provision of this Agreement, the Merger Agreement or the consummation of the Merger, (2) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (3) except as expressly contemplated by the Merger Agreement, change in any manner the capitalization of, including the voting rights of any class of capital stock of, the Company, in each cash other than any Improved Proposal. Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(b) Irrevocable Proxy.

(i) Stockholder hereby (A) irrevocably grants to, and appoints, Parent, and any Person designated in writing by Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of Section 2(a) hereof and (B) revokes any and all proxies heretofore given in respect of the Covered Shares.

(ii) The attorneys-in-fact and proxies named above are hereby authorized and empowered by Stockholder at any time after the date hereof and prior to the termination of this Agreement to act as Stockholder’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Covered Shares (including the power to execute and deliver written consents), at every Company Stockholders Meeting and in every written consent in lieu of such a meeting in accordance with the terms of Section 2(a) hereof.

(iii) Stockholder hereby represents to Parent that any proxies heretofore given in respect of the Covered Shares are not irrevocable and that any such proxies are hereby revoked. Stockholder hereby affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted herein is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, Stockholder agrees to vote the Covered Shares in accordance with Section 2(a) hereof.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) Transfer any or all of the Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, including the Merger; provided, however, that the foregoing restrictions shall not be deemed to restrict or prohibit the Stockholder from Transfers pursuant to any trading plan pursuant to Rule 10b5-1 under the Exchange Act established prior to the date hereof or Transfers to sell such number of Covered Shares as is necessary solely to satisfy any tax withholding obligations incurred upon the vesting or settlement of any equity-based awards that vest prior to the Effective Time. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b) Non-Solicitation. Stockholder hereby agrees that Stockholder shall not, and shall cause its controlled Affiliates and direct its representatives and agents (including its investment bankers, attorneys, accountants, consultants and advisors) involved in the transactions contemplated in the Merger Agreement (collectively, its “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal, (ii) engage in negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (iii) provide any non-public information to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Acquisition Proposal, or any Person becoming an “interested stockholder” of the Company as defined in Section 203 of the DGCL, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal or (vi) resolve to do, or agree or publicly announce an intention to do any of the foregoing. Stockholder shall, and shall direct its Representatives involved in the transactions contemplated in the Merger Agreement to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal. Stockholder agrees that if it (x) affirmatively permits any of its Representatives to take any action or (y) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to exercise its available remedies to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 3(b) if taken by Stockholder, then such action will be deemed to constitute a breach by Stockholder of this Section 3(b).

4. Additional Agreements.

(a) Certain Events. If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, combination, exchange of shares, reclassification, recapitalization or other similar transaction affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated thereby, including Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger.

(c) Communications. Unless required by applicable law, Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines is required to be disclosed by applicable Law in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

(d) Additional Owned Shares. Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Stockholder is the sole record and beneficial owner of the Shares set forth on Schedule I, which constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by Stockholder and its controlled Affiliates on the date hereof and neither Stockholder nor any of its controlled Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any other Shares or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for Shares or such other equity securities. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, other than (i) as created by this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933, as amended (“Securities Act”) or any state securities law and (iii) community property restrictions under applicable law (collectively, “Permitted Liens”) . Except as permitted by this Agreement, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares, other than Permitted Liens.

(b) Authority. Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. If Stockholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

(d) No Filings; No Conflict or Default. Except for filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Body or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind which, in each case, is legally binding upon a party, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Body that is applicable to Stockholder or by which any of the Covered Shares may be bound, (iii) constitute a violation by Stockholder of any applicable law or applicable regulation of any jurisdiction, (iv) render Section 203 of the DGCL, or any other state takeover statute or similar statute or regulation, applicable to the Merger or any other transaction involving Parent, in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(e) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Body that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

(g) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6. Termination. The term of this Agreement shall commence on the date hereof and shall terminate automatically upon the earliest of (i) the mutual agreement of Parent and Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) this Section 6 and Section 9 shall survive any termination of this Agreement.

7. No Limitation. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer in accordance with the terms of section 5.3 of the Merger Agreement, to the extent such actions are governed thereby, and no action taken in any such capacity as an officer or director of the Company and in accordance with Section 5.3 of the Merger Agreement, to the extent such actions are governed thereby, shall be deemed to constitute a breach of this Agreement, provided, that, for the avoidance of doubt, nothing herein shall be understood to relieve any party to the Merger Agreement of any obligation under, or of any liability for breach of any provision of, the Merger Agreement.

8. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders that:

(a) Organization and Qualification. Parent is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization.

(b) Authority for this Agreement.    Parent has all necessary power and authority and legal capacity to execute, deliver and perform all of Parent’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

9. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) [and the Subscription Agreement] constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.

(c) No Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by Parent) or Parent (in the case of an assignment by Stockholder or the Company); provided that Parent may assign its rights and obligations hereunder to Merger Sub or any other Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

(d) Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Parent and Stockholder; provided that the Company’s consent, not to be unreasonably withheld, shall be required for any amendment: (i) to Section 6(iii); (ii) that would otherwise materially interfere with the Company’s rights under Section 5.3 of the Merger Agreement; and (iii) to Section 4(b) that adversely impacts the Company’s rights thereunder.

(e) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties hereto at the following addresses (or at such other address for a party hereto as have been specified by like notice):

If to Stockholder:

At the address and email address set forth on Schedule I hereto.

Copy to:

[NAME]

[ADDRESS]

Attn:           [•]

Email:         [•]

If to Parent:

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Attn:            Adam Dilluvio

Email:         [**]

Copy to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:        Peter Handrinos

                         Leah Sauter

Email:             [**]

                         [**]

or to such other address or email address as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(f) Severability. This Agreement shall be deemed severable; the invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity, legality or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

(g) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(i) No Third Party Beneficiaries. Except for the rights of the Company pursuant to Section 9(d), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(j) Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(k) Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(l) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(m) Specific Performance. The parties hereto agree that Parent would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by Stockholder, and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity.

(n) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(o) Counterparts. This Agreement may be executed and delivered (including by facsimile, email transmission or DocuSign) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

RESISTANCE ACQUISITION, INC.

By:
Name:	Adam Dilluvio
Title:	Secretary and Treasurer

Name: [STOCKHOLDER]

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares Beneficially Owned
[Name] [Address] Attention: [•] Email: [•]

Exhibit 99.1

Paratek Pharmaceuticals to be Acquired by Gurnet Point Capital and Novo Holdings

Transaction Provides Paratek Shareholders with Immediate Value and Liquidity

Reflects Potential Value of $3.00 per Share of Common Stock, Including Upfront Cash Payment of $2.15 per Share and a Contingent Value Right of $0.85 on Achievement of a Commercial Milestone

Total Transaction Consideration of up to Approximately $462 Million

BOSTON and CAMBRIDGE, Mass., June 6, 2023 — Paratek Pharmaceuticals, Inc. (“Paratek”) (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats, today announced it has entered into a definitive agreement to be acquired by Gurnet Point Capital (“Gurnet Point”) and Novo Holdings A/S (“Novo Holdings”) in a transaction valued at approximately $462 million, including the assumption of debt and assuming full payment of a Contingent Value Right (CVR). Debt financing of $175 million for this transaction will be provided by funds managed by Oaktree Capital Management, L.P. (“Oaktree”).

Under the terms of the merger agreement, Gurnet Point, a leading healthcare investment firm, and Novo Holdings, a holding and investment company responsible for managing the assets and wealth of the Novo Nordisk Foundation, will acquire all outstanding shares of Paratek for $2.15 per share in cash, plus a CVR of $0.85 per share payable upon the achievement of $320 million in U.S. NUZYRA net sales (excluding certain permitted deductions, payments under Paratek’s contract with ASPR-BARDA, certain government payments and certain royalty revenue) in any calendar year ending on or prior to December 31, 2026. The upfront payment at closing represents a premium of 41% over the closing price of Paratek’s common stock as of May 31, 2023, which was the last full trading day prior to market speculation regarding a potential sale of the company.

“This transaction will deliver immediate value to our shareholders at a substantial premium while allowing them to also benefit from the future value created by NUZYRA through the CVR,” said Evan Loh, M.D., Chief Executive Officer at Paratek. “Today’s announcement is a testament to all we’ve accomplished at Paratek over the past several years. Both our Board of Directors and our management team are proud of Paratek’s accomplishments with NUZYRA and look forward to Gurnet Point and Novo Holdings continuing to deliver upon our goal of providing life-saving, transformative therapies to patients.”

“We see an attractive opportunity to invest in and accelerate the commercialization of NUZYRA and to build a portfolio of additional value-creating assets to address significant unmet medical needs,” said Stacey Seltzer, Partner at Gurnet Point. “Antimicrobial resistance (AMR) is a critical public health threat that claims the lives of more than 1.2 million people globally per year. We’re excited to collaborate with like-minded investors who share our aim of providing the capital and resources required to advance the commercialization of NUZYRA and support the development of additional therapies that can improve patient outcomes.”

“With NUZYRA, Paratek has demonstrated its ability to successfully develop and commercialize novel anti-infective therapies for difficult-to-treat infections. We are thrilled to partner with a leading healthcare investor to build upon Paratek’s notable track record, support the continued growth of NUZYRA, and support the expansion of their product portfolio,” said Aleks Engel, Partner at Novo Holdings. “With this investment, we expand our commitment to tackling antimicrobial resistance, from supporting novel early-stage development with our REPAIR Impact Fund, late-stage development with our AMR Action Fund investment, and now commercialization with Paratek.”

Aman Kumar, Co-Portfolio Manager of Life Sciences Lending at Oaktree added, “We are excited to partner with Gurnet Point again, and, alongside Novo Holdings, support the acquisition of Paratek at an exciting stage in the company’s development. Between its current indications and potential future label expansion opportunities, we believe NUZYRA will continue to fill an important unmet medical need, and we look forward to working with the company’s leadership team in their mission to help counter AMR.”

The transaction, which the Paratek Board of Directors has unanimously approved, is expected to close in the third quarter of 2023, subject to customary closing conditions, including approval by Paratek shareholders and receipt of regulatory approvals. Following completion, Paratek will become a private company and will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, nor be traded on Nasdaq Global Market.

Advisors

Moelis & Company LLC acted as the exclusive financial advisor to Paratek Pharmaceuticals, and Ropes & Gray LLP is serving as legal advisor. Lazard acted as the exclusive financial advisor to Gurnet Point Capital, and Latham & Watkins LLP is serving as legal advisor. Goodwin Procter LLP is serving as legal advisor to Novo Holdings A/S. Sullivan & Cromwell LLP served as legal counsel to Oaktree.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats.

The company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the United States for the treatment of adults with community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek is also conducting a Phase 2b study with NUZYRA in a rare disease, nontuberculous mycobacterial (NTM) pulmonary disease, caused by Mycobacterium abscessus complex. Paratek estimates this opportunity represents a potential $1 billion addressable market in the United States.

Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC. Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from the U.S. Department of Health and Human Services’ Biomedical Advanced Research and Development Authority (BARDA), now valued at up to $304 million, to support the development and U.S.-based manufacturing of NUZYRA for pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow us on LinkedIn and Twitter.

About Gurnet Point Capital

Gurnet Point Capital is a leading healthcare fund that invests in de-risked life sciences companies. Gurnet Point primarily focuses on businesses that have high growth potential in the late product development and commercialization stages of their evolution. These companies become partners not just because of their capacity to generate economic value, but also because of their potential to deliver social impact. Gurnet Point’s team of highly experienced industry executives work closely with its portfolio companies, with an active approach driving operational transformation and outsized returns. www.gurnetpointcapital.com.

About Novo Holdings A/S

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk A/S and Novozymes A/S and manages an investment portfolio, with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seeds, Venture, Growth, and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2022, Novo Holdings had total assets of EUR 108 billion. www.novoholdings.dk

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $172 billion in assets under management as of March 31, 2023. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,100 employees and offices in 20 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products; the timing of and receipt of filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of June 6, 2023, among Paratek Pharmaceuticals, Inc. (“the Company”), Resistance Merger Sub, Inc. and Resistance Acquisition, Inc. (the “Merger Agreement”), including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupt the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; the Company’s ability to continue as a going concern; our ability to maintain or expand regulatory approvals or commercialize our products; the results of any ongoing or future clinical trials may not satisfy U.S. or non-U.S. regulatory authorities; the regulatory approval process is expensive, time consuming and uncertain; our dependence on the commercialize success of NUZYRA and, to a lesser extent, SEYSARA; our dependence on funding from BARDA; our substantial indebtedness; risk associated with litigation; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Paratek Pharmaceuticals, Inc. (the “Company”) by Resistance Merger Sub, Inc. (“Merger Sub”). This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction (the Proxy Statement”), and the Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction (the “Proxy Statement”), and the Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a stockholder meeting of the Company to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. the Company makes available free of charge on its investor relations website at www.paratekpharma.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, dated as of June 6, 2023, among the Company, Merger Sub and Resistance Acquisition, Inc., which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at www.paratekpharma.com/investor-relations.

Investor Relations

PJ Kelleher

LifeSci Advisors

Email: pkelleher@lifesciadvisors.com

Phone: (617) 430-7579

Media Contacts

Paratek

Michael Lampe

Scient Public Relations

Email: michael@scientpr.com

Phone: (215) 995-0180

Gurnet Point Capital

Blair Hennessy

Abernathy H/Advisors

Email: blair.hennessy@h-advisors.global

Phone: (212) 371-5999

Novo Holdings

Dora González

Public Relations Specialist

Email: dopg@novo.dk

Phone: (617) 922-5027